EXPLANATORY NOTE

This Offering Circular of Energea Portfolio 3 Africa LP is filed as a Post-Qualification Amendment No. 5 ("PQA") to the offering statement qualified by the U.S. Securities and Exchange Commission on June 17, 2024 pursuant to Rule 252(f) of Regulation A under the Securities Act of 1933, which was filed by Energea Portfolio 3 Africa LLC prior to its conversion to a limited partnership as described below.

This PQA includes the Company's audited financial statements for the fiscal year ended December 31, 2024 and unaudited interim financial statements for the six month period ended June 30, 2025, and updates certain disclosures in the previously qualified Offering Circulars. In particular, this PQA consolidates disclosures made in all Form 1-U, Form 1-SA, Form 253(g) and Form 1-K filings made on behalf of the Company since June 17, 2024. This amendment is filed to update the Offering Circular and maintain current disclosure in accordance with Regulation A.

Unless otherwise indicated or the context otherwise requires, all information in this Offering Circular reflects the terms and conditions as of the date of this amendment.

No material changes have been made to the terms of the securities being offered.

Post-Qualification Offering Circular
Amendment No. 5
File No. 024-12383

Part II - Information Required in Offering Circular

AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE "SEC"). INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF ANY SUCH STATE. WE MAY ELECT TO SATISFY OUR OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF OUR SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

Energea Portfolio 3 Africa LP
Up to $50,000,000 in Class A Investor Shares

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Offering Circular (Subject to Completion)                                                                      Dated March 11, 2026

This Offering Circular Follows the Form 1-A Disclosure Format

Energea Portfolio 3 Africa LP (the "Company", "us", "we", "our" and similar terms) is a limited partnership organized under the laws of Delaware to invest in the acquisition, development, and operation of solar energy projects in Africa (each a "Project"). The Company may also lend money to Development Companies and use solar projects as collateral rather than acquiring Projects for direct ownership (each a "Loan"). The Company's day-to-day operations are managed by Energea Global LLC (the "General Partner" and together with its affiliates "Energea Global").

The Company is currently offering up to $50.0 million in limited partnership interests designated as "Class A Investor Shares" (the "Offering") pursuant to Regulation A ("Regulation A") of the Securities Act of 1933, as amended (the "Securities Act"). The current price of the Class A Investor Shares is $1.30 per Class A Investor Share, and the minimum initial investment is $100.

There is currently no established secondary market for the Class A Investor Shares, and Investors may not be able to sell their Class A Investor Shares. While Investors should view an investment in the Company as long-term, the Company offers a Redemption Plan in order to provide Investors with an opportunity to obtain liquidity. See "Securities Being Offered: The Class A Investor Shares-Summary of LP Agreement and Authorizing Resolution-Redemption Plan" and "Risk Factors-No Market for the Class A Investor Shares; Limits on Transferability".

Investors may not be able to sell their Class A Investor Shares except by submitting a Redemption Request to the Company through our General Partner's website, www.energea.com (the "Platform"). Pursuant to the Redemption Plan, Investors must hold their Class A Investor Shares for at least 60 days before they can request redemption of their Class A Investor Shares via the Platform; if the General Partner agrees to honor a Redemption Request, the Company has 90 days to make payment on such redemption; and the General Partner may, in its sole discretion, amend, suspend, or terminate the Redemption Plan at any time without prior notice. Additionally, Class A Investor Shares may not be transferred without the Company's consent, which can be withheld in its sole discretion, and the General Partner has a right of first refusal to purchase any Class A Investor Shares proposed to be transferred. See "Redemption Plan" and "Risk Factors-No Market for the Class A Investor Shares".

Investors should note that the General Partner may decide to sell the Projects or the Company at any time. Should the General Partner decide to sell the Company, Investors could be forced to sell their Class A Investor Shares at the direction of the General Partner. See "Drag-Along Right".

The purchase of these securities involves a high degree of risk. Before investing, you should read this entire Offering Circular and exhibits hereto, including "Risk Factors".

The Company is selling Class A Investor Shares directly to the public through the Platform. Those interested in investing will find this Offering Circular, along with all SEC filings for the Company, on the Platform. Prior to making an investment, potential Investors will be required to create a password-protected account and provide certain personal information as required by law. The Platform also provides potential Investors the ability to contact an Energea representative for assistance. For more information, please see "How To Invest".

The General Partner is not engaged in the business of underwriting securities. The General Partner is an associated person of the Company (relying on the Safe Harbor provided in Rule 3a4-1 of the Securities Exchange Act of 1934, as amended), and will be acting as a fiduciary that is substantially focused on managing the Company. The General Partner's activities will consist of administrative and informational activities including hosting and maintaining the Platform. The General Partner will act solely on behalf of the Company and in compliance with a Tier 2 Regulation A offering upon qualification of the Company's Form 1-A.

Neither the Company nor any affiliated entity involved in this Offering is a member firm of the Financial Industry Regulatory Authority, Inc. ("FINRA"), and no person associated with this Offering will be deemed to be a broker solely by reason of his or her participation in the sale of our Class A Investor Shares. Investors will not pay upfront selling commissions or broker fees in connection with the purchase of Class A Investor Shares. We will reimburse our General Partner for certain expenses incurred on our behalf, and pay our General Partner certain fees, as described further under "Compensation of General Partner".

This is a "best efforts - no minimum" offering. The Offering commenced on June 17, 2024 and will end on the date we raise the maximum amount being offered, unless earlier terminated by the Company. We will reimburse the General Partner for marketing expenses in an amount up to 5% of the total Offering amount raised. See "Use of Proceeds".

	Per Share	Total Maximum
Public Offering Price	$1.30	$50,000,000
Marketing Expenses	$0.065	$2,500,000
Proceeds to the Company from this Offering to the Public	$1.235	$47,500,000

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THE SEC DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS JUDGEMENT UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITING MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

GENERALLY, NO SALE MAY BE MADE TO A NON-ACCREDITED INVESTOR FROM THIS OFFERING IF THE AGGREGATE PURCHASE PRICE THE NON-ACCREDITED INVESTOR PAYS IS MORE THAN 10% OF THE GREATER OF THEIR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(D)(2)(I)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO WWW.INVESTOR.GOV FOR MORE INFORMATION, SEE "LIMIT ON AMOUNT A NON-ACCREDITED INVESTOR CAN INVEST".

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS OFFERING CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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Caution Regarding Forward-Looking Statements

We make statements in this Offering Circular that are forward-looking statements. The words "outlook," "believe," "estimate," "potential," "projected," "expect," "anticipate," "intend," "plan," "seek," "may," "could" and similar expressions or statements regarding future periods are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any predictions of future results, performance or achievements that we express or imply in this Offering Circular or in the information incorporated by reference into this Offering Circular.

The forward-looking statements included in this Offering Circular are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:

•       our ability to effectively deploy the proceeds raised from this Offering;

•       ability to attract and retain Investors on the Platform;

•       risks associated with breaches of our data security;

•       public health crises, pandemics and epidemics, such as those caused by new strains of viruses such as H5N1 (avian flu), severe acute respiratory syndrome (SARS) and, most recently, the novel coronavirus (COVID-19);

•       climate change and natural disasters that could adversely affect our Projects and our business;

•       changes in economic conditions generally and the renewable energy and securities markets specifically;

•       limited ability to dispose of assets because of the relative illiquidity of renewable energy Projects and Loans;

•       our failure to obtain necessary outside financing;

•       risks associated with derivatives or hedging activity;

•       intense competition in African renewable energy markets that may limit our ability to attract or retain Customers (as defined below);

•       defaults under Supporting Contracts (see "Summary of Supporting Contracts");

•       increased interest rates and/or operating costs;

•       the risk associated with potential breach or expiration of a ground lease, if any;

•       our failure to successfully construct, interconnect, operate or maintain the Projects;

•       inability of a Borrower to make payments on a Loan;

•       the failure of Projects and Loans to yield anticipated results;

•       exposure to liability relating to environmental and health and safety matters;

•       our level of debt and the terms and limitations imposed on us by our debt agreements;

•       our General Partner's ability to retain executive officers and other key personnel;

•       the ability of our General Partner to source, originate and service our Projects and Loans;

•       the ability for our engineering, procurement and construction contractors and equipment manufacturers to honor their contracts including warranties and guarantees;

•       regulatory changes impacting our business or our assets (including changes to the laws governing the taxation of corporations and SEC guidance related to Regulation A, or the Jumpstart Our Business Startups Act of 2012 (the "JOBS Act");

•       changes in business conditions and the market value of our Projects, including changes in renewable energy policy, interest rates, prepayment risk, operator or Borrower defaults or bankruptcy, and generally the increased risk of loss if our investments fail to perform as expected;

•       our ability to implement effective conflicts of interest policies and procedures among the various renewable energy investment opportunities sponsored by our General Partner; and

•       changes to U.S. generally accepted accounting principles ("U.S. GAAP").

Any of the assumptions underlying forward-looking statements could be inaccurate. You are cautioned not to place undue reliance on any forward-looking statements included in this Offering Circular. All forward-looking statements are made as of the date of this Offering Circular and the risk that actual results will differ materially from the expectations expressed in this Offering Circular will increase with the passage of time. We undertake no obligation to publicly update or revise any forward-looking statements after the date of this Offering Circular, whether because of new information, future events, changed circumstances or any other reason. Considering the significant uncertainties inherent in the forward-looking statements included in this Offering Circular, including, without limitation, those named above and those named under "Risk Factors", the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this Offering Circular will be achieved.

Summary and Risk Factors

Executive Summary

Our Business

Energea Portfolio 3 Africa LP (the "Company") is a limited partnership organized under the laws of Delaware. The Company has elected to be taxed as a "C" corporation for United States federal and state income tax purposes. The Company's day-to-day operations are managed by Energea Global LLC (the "General Partner").

The Company was created to invest in the acquisition, development, and operations of solar energy projects in various countries in Africa, but mainly in South Africa (each a "Project"). The Projects will sell power and, in some cases, environmental commodities, to offtakers (who we collectively refer to as "Customers") who purchase the power or the environmental commodities under long term contracts. The Company may also lend money to Development Companies (which we collectively refer to as "Borrowers") and use solar projects as collateral rather than acquiring Projects for direct ownership (each a "Loan").

To date, the Projects and Loans have produced a stable and predictable stream of cash flow from Customers and Borrowers. As the Company earns revenue, it uses the revenue to pay for operating expenses (see "Our Operating Costs and Expenses") and distributes the remaining cash to the holders of our Class A Investor Shares (our "Investors"), our Reg D Investors (as such term is defined herein and together with the Investors, the "Preferred Equity Investors") and the holders of our Common Shares (which is currently the General Partner). See "Company Operations and Other Matters".

Projects are currently owned by a special-purpose entity (the "Holdco"). Holdco is organized as a South African (PTY) LTD company, the South African equivalent of a U.S. limited liability company. Holdco is a wholly owned subsidiary of the Company.

The Offering

The Company is offering up to $50.0 million of Class A Investor Shares pursuant to Regulation A. The proceeds of our Offering will be used to construct and/or acquire Projects and to issue Loans.

We are offering to sell, and seeking offers to buy, the shares only in jurisdictions where such offers and sales are permitted. You should rely only on the information contained in this Offering Circular. We have not authorized anyone to provide you with any information other than the information contained in this Offering Circular. The information contained in this Offering Circular is accurate only as of its date, regardless of the time of its delivery or of any sale or delivery of our securities. Neither the delivery of this Offering Circular nor any sale or delivery of our securities shall, under any circumstances, imply that there has been no change in our affairs since the date of this offering circular. This offering circular will be updated and made available for delivery to the extent required by federal securities laws.

Company Operations and Other Matters

The Company generates cash flow in three ways: (i) payments from Projects, (ii) payments from Loans and (iii) returns from investments (for example, interest gained from a money market savings account from cash-on-hand) ("Company Investments"). Cash flow will first be used to pay operating costs and expenses, including fees and reimbursements payable to our General Partner (see "Our Operating Costs and Expenses"). The remaining cash flow, if any, is distributed to the Preferred Equity Investors and the General Partner in the following order of priority:

•       First, a preferred return equal to a 7% IRR payable to Preferred Equity Investors, as more fully described in the Authorizing Resolutions (the "Preferred Return"); and

•       Thereafter, any additional cash flow will be split between the Preferred Equity Investors and the General Partner such that 80% is distributed to Preferred Equity Investors and 20% to the General Partner (the "Carried Interest").

Be advised that only proceeds on the interest, and not on the repayment of the principal, which the Company receives from Loans and returns from Company Investments will be eligible for distribution. Repayment of principal of either Loans or Company Investments will not be eligible to be distributed to either the General Partner or the Limited Partners (together, the "Partners") and will be available for investment by the Company, in the General Partner's sole discretion.

See "Compensation of General Partner" and "Calculating Distributions" for more detailed information regarding fees and distributions payable to the General Partner.

Preferred Equity Investors have no voting rights.

CAUTION: ALTHOUGH THE CASH FLOW FROM OUR PROJECTS AND LOANS WILL LARGELY BE ESTABLISHED BY CONTRACT IN ADVANCE, THERE IS NO GUARANTEE THAT OUR PROJECTS OR LOANS WILL GENERATE ANY POSITIVE CASH FLOW.

Risk Factors

BUYING CLASS A INVESTOR SHARES IS SPECULATIVE AND INVOLVES SIGNIFICANT RISK, INCLUDING THE RISK THAT INVESTORS COULD LOSE SOME OR ALL OF THEIR MONEY. THIS SECTION DESCRIBES SOME OF THE MOST SIGNIFICANT FACTORS THAT THE COMPANY BELIEVES MAKE AN INVESTMENT IN THE CLASS A INVESTOR SHARES RISKY. THE ORDER IN WHICH THESE FACTORS ARE DISCUSSED IS NOT INTENDED TO SUGGEST THAT SOME FACTORS ARE MORE IMPORTANT THAN OTHERS. You should carefully consider the following risk factors in conjunction with the other information contained in this offering circular before purchasing the CLASS A INVESTOR SHARES.

Risks Associated with Renewable Energy Projects: The market for renewable energy is changing rapidly. If renewable technology proves unsuitable for widespread commercial deployment or if demand for renewable energy products, especially solar energy products, fails to develop sufficiently, our Projects and Loans might not be able to generate enough revenues to achieve and sustain profitability. The factors influencing the widespread adoption of renewable energy technology include, but are not limited to: cost-effectiveness of renewable energy technologies as compared with conventional technologies; performance and reliability of renewable energy products as compared with conventional energy products; and the success of other enabling technologies such as battery storage and Distributed Energy Resource Management Systems ("DERMS").

Fluctuations in Income from Projects: Solar Leases typically provide for fluctuations in energy rate based on changes in utility energy prices and/or changes in consumer prices. Thus, it is possible that our income from one or more Projects could decrease.

The Investment Environment May Change Over Time: The Company's investment in the Projects and Loans is intended to extend over a period of years, during which the business, economic, political, regulatory, and technology environment within which the Company operates may undergo substantial changes, some of which may be adverse to the Company. The General Partner will have the exclusive right and authority (within limitations set forth in the LP Agreement) to determine the manner in which the Company shall respond to such changes, and Limited Partners generally will have no right to withdraw from the Company or to demand specific modifications to the Company's operations in consequence thereof. A major recession or adverse developments in the securities or credit markets might have an impact on the Company's investments in the Projects and Loans. In addition, factors specific to the Projects and Loans may have an adverse effect on the Company.

Net Losses: We are currently incurring net losses and may continue incurring net losses in the future. If our operating expenses exceed our expectations, our financial performance could be adversely affected. If our revenue does not grow to offset these increased expenses, we may never become profitable. In future periods, we may not have any revenue growth, or our revenue could decline.

Distributions to Investors: Whether to distribute operating cash flow or capital proceeds and how much to distribute, is at the sole discretion of the General Partner. No returns are guaranteed, and Investors will receive distributions only if the Company generates distributable cash flow from the Projects and Loans. Investors will not have any recourse in the event we are unable to pay distributions. Because we have not made any profit to date and have no current or accumulated earnings and profits, such cash distributions to Investors will be considered a return of capital for U.S. federal income tax purposes to the extent that the distributions do not exceed the adjusted tax basis of the U.S. Holder's Class A Investor Shares. See "Management Discussion and Analysis of Financial Condition and Result of Operation-Distributions."

Distributions Generally: Our ability to achieve our investment objectives and to pay distributions depends upon the performance of our General Partner in the acquisition of our Projects and Loans and the ability of our General Partner to source investment opportunities for us. In the event we are unable to timely locate suitable investments, we may be unable or limited in our ability to pay distributions and we may not be able to meet our investment objectives. If we pay distributions from sources other than our cash flow from Projects and Loans, we will have less funds available for investments and your overall return will be reduced.

Competition: There are many solar developers actively building solar projects in Africa and we expect the number of competitors to increase as the market grows. Some of our competitors could be larger and enjoy a lower cost of capital. Aggressive pricing by competitors or the entrance of new competitors could reduce the Company's ability to find high-quality Projects or to issues high-quality Loans.

Our Customers and/or Borrowers Might Default: The Company will have a variety of Customers and Borrowers, including businesses, retirement communities and schools. Some Customers could default. A default would hurt the Project in question financially, reducing the anticipated returns to Investors. Customers and Borrowers may face intense competition, changing business and economic conditions, risks of technological acceptance and obsolescence or other developments that may adversely affect their ability to pay. Within the limitations set forth in the LP Agreement, the General Partner will have the right and authority to cause the Company's investment management and liquidation strategies and procedures to deviate from those described in this Offering Circular.

We Might Own Only a Small Number of Projects: If the Company is successful in raising the current maximum offering amount of $50.0 million in this Offering, the Company would likely acquire or invest in between 50 and 100 Projects. If the Company raises significantly less than the maximum offering amount, it may not be able to invest in as many Projects. If the Company owns only a small number of Projects, Investors will be exposed to greater concentration risk.

Possible Changes in Governmental Policies: The Projects depend on South African energy policy and the energy policy of other nations where we may invest. These policies could expire, phase-out over time, require renewal by the applicable authority, or become a victim of political pressure. The South African government has instituted several changes to their policy over the past several years. Some of those changes have positively affected our business while others have had a negative impact. The new policies could disfavor solar projects in general and our Projects in particular.

Delays in Connecting to Power Grid: The Projects must be physically connected to the power grid, a process that involves sophisticated engineering and government regulation. Delays are not uncommon. For example, the utility involved might be required to perform physical upgrades to allow for the safe and consistent generation, distribution, and/or transmission of electricity from a Project to the grid. Delays in the performance of the interconnecting utility's obligations to make such grid upgrades can negatively impact the financial performance of the Company.

Operational Risks: The Projects are subject to operating and technical risks, including risk of mechanical breakdown, failure to perform according to design specifications, labor and other work interruptions and other unanticipated events that adversely affect operations. The success of each Project, once built, depends in part upon efficient operations and maintenance.

Load Shedding: South Africa has faced significant challenges with load shedding, a practice where the national electricity utility, Eskom, deliberately interrupts the power supply to prevent the grid from overloading. Load shedding has been a recurrent issue due to various factors, including aging power infrastructure, maintenance issues, financial troubles within Eskom (the largest utility in South Africa), and insufficient generation capacity. These factors have led to scheduled power outages that have not only disrupted daily life for millions of South Africans but have also had adverse effects on the country's economy and the Projects.

Load shedding has had far-reaching consequences, impacting both households and businesses. Frequent power cuts have disrupted productivity, leading to financial losses for businesses, especially in sectors heavily reliant on continuous electricity supply, such as manufacturing and technology. Moreover, the uncertainty caused by unpredictable load shedding schedules has eroded investor confidence, making it challenging for businesses to plan and expand, thereby hindering economic growth.

Efforts to address this issue have included urgent infrastructure repairs, increased focus on renewable energy sources, and calls for improved management within Eskom. However, the load shedding problem has persisted.

Construction and Development Risks: In some cases, the Company will invest in Projects before construction is complete. Construction of any kind involves risk, including labor unrest, bad weather, design flaws, the unavailability of materials, fluctuations in the cost of materials, and labor shortages. Delays are common, which could adversely affect the economics of the Company.

Equipment Supply Constraints: The construction of renewable energy facilities relies on the availability of certain equipment that may be in limited supply, such as solar modules, trackers, inverters and monitoring systems. Much of this equipment comes from China. There is no guarantee that the production of this equipment will match demand, and this may adversely impact the ability to construct and the cost of the Projects.

Finding Credible Development Companies and Projects: Attracting and retaining relationships with Development Companies who can originate Projects with quality Customers is critical to the success of the Company (see "Investment Strategy"). If we are unable to acquire a large enough volume of quality Projects, our revenues may be lower than projected.

Discount Rates We Offer Our Customers: Offering competitive discount rates to entice Customers to sign a Solar Lease is a key strategy that underpins the success of the Company. Setting appropriate rates that balance profitability with Customer incentives is a delicate balancing act. If other solar companies offer more competitive discount rates for Customers, we may be unable to find Customers for our Projects.

Risks Associated with Investments Outside the U.S.: All of the Projects will be in African countries; primarily South Africa. Projects located in developing countries such as South Africa may be subject to certain risks that generally do not apply to investments in developed countries such as the United States. Such risks include the following:

•       Historically, the markets of developing countries have been more volatile than the markets of developed countries.

•       Developing countries may have less developed legal and accounting systems. The legal systems of developing countries might be less reliable in terms of enforcing contracts.

•       The governments of developing countries may be more unstable and more likely to impose capital controls, nationalize a company or industry, place restrictions on foreign ownership and on withdrawing money from the country, and/or impose punitive taxes that could adversely affect prices.

•       The economies of developing countries may be dependent on relatively few industries that are more susceptible to local and global changes.

•       South Africa faces security challenges, and the Projects can be vulnerable to theft, vandalism, and damage. Ensuring robust security measures is essential to mitigate these risks and protect Project assets. If we are unable to properly secure the Projects, the Projects could be negatively affected by crime, which could reduce our net income.

•       Development challenges, such as land acquisition, permitting delays, and poor infrastructure, can hinder progress and increase costs of the Projects. Navigating these obstacles is crucial to the successful development of our Projects. Ineffective land acquisition practices, slow reaction to permitting delays or selecting sites with poor infrastructure can negatively affect the financial performance of the Projects and the Company.

•       Investments in controlled foreign corporations ("CFCs") by United States persons are subject to tax and information reporting in the United States, and certain local taxes paid may not be creditable under the foreign tax credit rules. With the exception of Morocco and Egypt, the United States does not currently have a tax treaty with any African nation, which would give rise to the risk of double taxation in certain circumstances.

Foreign Currency Exposure: The foreign exchange rates between the South African rand ("ZAR") and other currencies of other countries where we may invest, and the U.S. dollar ("USD") have been subject to significant fluctuations. A mix of economic and geopolitical factors have influenced the value of these currencies relative to each other. Initially, the ZAR faced challenges due to uncertainties surrounding global trade tensions and concerns about the country's domestic economic growth. These factors led to periods of depreciation against the USD, creating volatility in the exchange rates. Overall, the foreign exchange rates between the ZAR and USD have been dynamic, influenced by a range of internal and external factors, making it essential for Investors and businesses to closely monitor these developments to navigate the potential impacts on trade, investment, and financial planning. Unexpected weakness of the ZAR versus the USD will have a negative impact on the returns of the Company. While the General Partner might be able to hedge the Company's foreign currency exposure to some degree, such hedging may be expensive and may not be entirely effective.

Imprecise Language Translations: All of the Company's legal contracts in South Africa will be written in English, but certain documents we rely on for due diligence may be written in Afrikaans or other languages commonly spoken in African countries. Given that these languages have different historical and cultural roots, it is possible that some of the materials or proceedings may not directly translate across languages and any deviation from the Company's intentions, especially with respect to some of the more technical terms or work involved, may cause disruptions or misunderstandings that may negatively impact the Projects.

Risks Upon Disposition of Investments: If the Company sells a Project, it might be required to make representations about the business and financial affairs of the Project, and to indemnify the purchaser if those representations prove to be inaccurate or misleading. These arrangements may result in contingent liabilities.

Regulatory Risks: The Projects will be subject to extensive regulatory requirements, including those imposed by South African environmental, safety, labor and other regulatory and political authorities. These regulatory requirements may impose substantial costs on the Projects or Holdco. Further, should any Project or the Holdco fail to comply with one or more regulatory requirements, it could result in substantial fines and penalties or a shutdown of the Project or the Holdco.

Our compliance with applicable local, state and federal laws, and other laws including (to the extent applicable) the Investment Advisers Act of 1940, as amended (the "Advisers Act"), the Investment Company Act of 1940, as amended (together with the Advisers Act, the "Acts") remains a critical factor in our operations. Neither the Company nor the General Partner believe they are subject to the Acts. However, future regulatory changes or interpretations could restrict the Company's operations or require the Company to register under the Acts, which would cause increased regulatory costs and scrutiny, or otherwise penalties.

Unavailability of Insurance Against Certain Catastrophic Losses: Certain losses of a catastrophic nature, such as earthquakes, wars, terrorist attacks or other similar events, may be either uninsurable or insurable at such high rates that to maintain such coverage would cause an adverse impact on the related Project. As a result, not all Projects may be insured against all possible risks. If a major uninsured loss occurs, the Company could lose both the amount it invested in and anticipated profits from the affected Projects.

Potential Environmental Liability: The Projects, like any large-scale physical plant, could cause environmental contamination under some circumstances. Further, the Holdco could be found liable for environmental contamination that occurred before the Project was built. The cost of remediation and penalties could be very large.

Liability for Personal Injury and Damage to Property: The Company could be held liable for accidents and injuries at the Project site. The Holdco will carry insurance to protect against the potential losses, but the insurance might not be adequate.

Global or National Economic Conditions: An economic slowdown in South Africa could affect our Customers and/or Borrowers and therefore our Projects, Loans and Company Investments.

No Participation in Management: Investors will have no voting rights and no right to participate in the management of the Company or the Projects. Instead, the General Partner will make all decisions. You will have the ability to replace our management team only under very limited circumstances, as described in "Summary of LP Agreement and Authorizing Resolution."

Reliance on Management: The success of the Company and its Projects will depend in part on the skills of our General Partner and its management team. If our General Partner fails to retain its key personnel, the Company and its Investors could suffer.

Sale of Other Securities: The Company could, at any time, sell classes of Company shares other than those being offered by this Offering, for example, in a private placement (including, but not limited to, the sale of Reg D Shares). A different class of securities could have greater rights than those associated with the Class A Investor Shares, including but not limited to preferential rights to distributions.

Limitations on Rights in Investment Agreements: To purchase Class A Investor Shares, you are required to sign an investment agreement, in one of the forms attached hereto depending on your preferred method of investment, which shall either be the choice to (i) make a one-time purchase of Class A Investor Shares, (ii) make an initial purchase of Class Investor Shares, followed by subsequent of purchases of Class A Investor Shares over a periodic basis or (iii) make an initial purchase of Class A Investor Shares, followed by subsequent purchases of Class A Investor Shares using the proceeds of distributions received from the Company (such investment agreements, the "Investment Agreements"). The Investment Agreements will limit your rights in several important ways if you believe you have claims against us arising from the purchase of your Class A Investor Shares:

•       Any claims arising from your purchase of Class A Investor Shares must be brought in the state or federal courts located in Wilmington, Delaware, which might not be convenient to you.

•       You would not be entitled to recover any lost profits or special, consequential, or punitive damages. However, that limitation does not apply to claims arising under Federal securities laws.

Following your initial purchase of Class A Investor Shares, you may to continue to participate in this Offering by electing to either (i) establish with the Company, a plan for you to automatically invest in the Offering on a periodic basis, subject to the terms of an Auto-Invest Agreement signed by you and the Company or (ii) to reinvest the distributions you receive from your Class A Investor Shares into the purchase of additional Class A Investor Shares, subject to the terms and conditions of the applicable Investment Agreement, signed by you and the Company.

General Partner's Drag-Along Rights: The General Partner may decide to sell the Projects or the Company at any time. Should the General Partner decide to sell the Company, Investors could be forced to sell their Class A Investor Shares at the direction of the General Partner according to the General Partner's drag-along rights granted to them in the LP Agreement (see "Summary of LP Agreement and Authorizing Resolution.").

Forum Selection Provision: Our Investment Agreements and our LP Agreement both provide that disputes will be handled solely in the state or federal courts located in the state of Delaware. We included this provision primarily because (i) the Company is organized under Delaware law, (ii) Delaware courts have developed significant expertise and experience in corporate and commercial law matters and investment-related disputes (which typically involve very complex legal questions), particularly with respect to alternative entities (such as LPs), and have developed a reputation for resolving disputes in these areas in an efficient manner, and (iii) Delaware has a large and well-developed body of case law in the areas of corporate and alternative entities law and investment-related disputes, providing predictability and stability for the Company and its Investors. This provision could be unfavorable to an Investor to the extent a court in a different jurisdiction would be more likely to find in favor of an Investor or be more geographically convenient to an Investor. It is possible that a judge would find this provision unenforceable and allow an Investor to file a lawsuit in a different jurisdiction.

Section 27 of the Securities Exchange Act of 1934 (the "Exchange Act") provides that Federal courts have exclusive jurisdiction over lawsuits brought under the Exchange Act, and that such lawsuits may be brought in any Federal district where the defendant is found or is an inhabitant or transacts business. Section 22 of the Securities Act provides that Federal courts have concurrent jurisdiction with State courts over lawsuits brought under the Securities Act, and that such lawsuits may be brought in any Federal district where the defendant is found or is an inhabitant or transacts business. Investors cannot waive our (or their) compliance with federal securities laws. Hence, to the extent the forum selection provisions of the Investment Agreements or the LP Agreement conflict with these Federal statutes, the Federal statutes would prevail.

Waiver of Right to Jury Trial: The Investment Agreements and the LP Agreement both provide that legal claims will be decided only by a judge, not by a jury. The provision in the LP Agreement will apply not only to an Investor who purchases Class A Investor Shares in the Offering, but also to anyone who acquires Class A Investor Shares in secondary trading. Having legal claims decided by a judge rather than by a jury could be favorable or unfavorable to the interests of an owner of Class A Investor Shares, depending on the parties and the nature of the legal claims involved. It is possible that a judge would find the waiver of a jury trial unenforceable and allow an owner of Class A Investor Shares to have his, her, or its legal claim decided by a jury. In any case, the waiver of a jury trial in both the Investment Agreements and the LP Agreement do not apply to claims arising under the federal securities laws.

Conflicts of Interest: The interests of the Company and the General Partner could conflict with the interests of Investors in a number of ways, including:

•       Our General Partner and its officers perform similar roles for other entities that are affiliated with the General Partner and are not required to devote all of their time and effort to the Company and are only required to devote such time to our affairs as their duties require.

•       Our General Partner will receive fees based, in part, on the amount of cash flow the Company generates. The General Partner might, therefore, have an incentive to raise more capital, and invest in more Projects and Loans, than they would otherwise, leading them to invest in borderline Projects and Loans.

•       The entire business of the General Partner consists of investing in solar projects, including solar projects in South Africa. There could be conflicts between Projects they decide to invest in through the Company and projects they invest in through other vehicles.

Risk of Failure to Comply with Securities Laws: The Offering relies on an exemption from registration with the SEC pursuant to Regulation A. If the Offering did not qualify for exemption from registration under the Securities Act, the Company could be subject to penalties imposed by the federal government and state regulators, as well as to lawsuits from Investors.

We may be subject to claims for recission or damages from our Investors. Through December 26, 2023, a prior offering sold 2,253,875 Class A Investor Shares and raised approximately $2,577,000 in capital (the "Prior Offering"). During the Prior Offering, we may not have been eligible for an exemption from registration under the Securities Act for certain sales of Class A Investor Shares because we did not file a post-qualification amendment on at least an annual basis with updated financial statements as required by Rules 251(d)(3)(i)(F) and 252(f)(2)(i) of Regulation A, and because of the at-the-market prohibition in Rule 251(d)(3)(ii) of Regulation A. Unless another exemption from registration under the Securities Act is available for these sales, we may be subject to claims for recission or damages for sales of up to $1,820,739 of Class A Investor Shares that were made following the first anniversary of the initial qualification of the Prior Offering.

No Market for the Class A Investor Shares; Limits on Transferability: There is currently no established market for the Class A Investor Shares. An Investor who wishes to sell or otherwise transfer their Class A Investor Shares may be limited because:

•       There will be no established market for the Class A Investor Shares, meaning the Investor could have a hard time finding a buyer for its shares.

•       Although the Company offers a Redemption Plan, there is no guarantee that an Investor who wants to sell his, her, or its Class A Investor will be able to do so.

•       Class A Investor Shares may not be transferred without the Company's consent, which we can withhold in our sole discretion. The Company also has a right of first refusal to purchase any Class A Investor Shares proposed to be transferred.

Our General Partner reserves the right to reject any Redemption Request for any reason or no reason or to amend or terminate the Redemption Plan without prior notice. Therefore, you may not have the opportunity to make a Redemption Request prior to a potential termination of the Redemption Plan and you may not be able to sell any of your Class A Investor Shares back to the Company pursuant to the Redemption Plan. Moreover, if you do sell your Class A Investor Shares back to the Company pursuant to the Redemption Plan, you may not receive the same price you paid for the Class A Investor Shares being redeemed. In addition, pursuant to our Redemption Plan, an Investor may only (a) have one outstanding Redemption Request at any given time and (b) request that we redeem up to $50,000 worth of Class A Investor Shares per each Redemption Request.

For more information regarding the Redemption Plan, see "Redemption Plan".

"Best efforts-no minimum" offering. The Offering is a "best efforts" basis and does not require a minimum amount to be raised. This means that any investment made could be the only investment in this Offering, leaving the Company without adequate capital to pursue its business plan. If we are not able to raise sufficient funds, we may not be able to fund our investment strategy as planned, and our growth opportunities may be materially adversely affected. This could increase the likelihood that an investor may lose their entire investment.

Corporate Governance Risk: As a non-listed company conducting an exempt offering pursuant to Regulation A, the Company is not subject to a number of corporate governance requirements that an issuer conducting a registered offering or listed on a national stock exchange would be. For example, the Company does not have (i) a board of directors of which a majority consists of "independent" directors under the listing standards of a national stock exchange, (ii) an audit committee composed entirely of independent directors and a written audit committee charter meeting a national stock exchange's requirements, (iii) a nominating/corporate governance committee composed entirely of independent directors and a written nominating/corporate governance committee charter meeting a national stock exchange's requirements, (iv) a compensation committee composed entirely of independent directors and a written compensation committee charter meeting the requirements of a national stock exchange, and (v) independent audits of the Company's internal controls.

The Company is an "Emerging Growth Company" Under the JOBS Act: As of the date of this Offering Circular, the Company qualifies as an "emerging growth company" under the JOBS Act of 2012. If the Company were to become a public company (e.g., following a registered offering of its securities) and continued to qualify as an emerging growth company, it would be able to take advantage of certain exemptions from the reporting requirements under the Exchange Act and exemptions from certain investor protection measures under the Sarbanes Oxley Act of 2002. Using these exemptions could benefit the Company by reducing compliance costs but could also mean that Investors receive less information and fewer protections than they would otherwise. However, these exemptions - and the status of the Company as an "emerging growth company" in the first place - will not be relevant unless and until the Company becomes a public reporting company.

The Company has elected to delay complying with any new or revised financial accounting standard until the date that a company that is not an "issuer" (as defined under section 2(a) of the Sarbanes-Oxley Act of 2002) is required to comply with such new or revised accounting standard, if such standard also applies to companies that are not issuers. As a result, owners of Class A Investor Shares might not receive the same disclosures as if the Company had not made this election.

For example, because we are an emerging growth company, you will not be able to depend on any attestation from our independent registered public accounting firm as to our internal control over financial reporting for the foreseeable future. Our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act until the later of the year following our first annual report required to be filed with the Commission or the date we are no longer an "emerging growth company" as defined in the JOBS Act. Accordingly, you will not be able to depend on any attestation concerning our internal control over financial reporting from our independent registered public accounting firm for the foreseeable future.

Breaches of Security: It is possible that our Platform, systems or the systems of third-party service providers could be "hacked," leading to the theft or disclosure of confidential information Investors provide to us. Because techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not recognized until they are launched, the Company, General Partner and our service providers may be unable to anticipate these techniques or to implement adequate defensive measures.

Unanticipated changes in our tax laws that may impact us, the enactment of new tax legislation, or exposure to additional income tax liabilities could affect our profitability: We are obligated to comply with income tax laws in the regions where we operate, including recent changes like the Inflation Reduction Act. These evolving tax regulations could impact our financial health. We also face potential tax audits that may result in additional tax assessments, with uncertain outcomes. Changes to our effective tax rate, driven by shifts in our operational structure, could have significant effects on our financial well-being.

The General Partner relies on an exemption from registration as a broker-dealer: The General Partner relies on an exemption from the Securities Exchange Act of 1934 in order to conduct certain administrative activities on behalf of the Company in connection with the Offering and as such, has not registered as a broker-dealer either with the SEC or with the Financial Industry Regulatory Authority ("FINRA"). If the SEC or FINRA were interpret such exemption differently or to otherwise determine that the General Partner has engaged in brokerage activities that require registration, which may include the sale of the Class A Investor Shares on the Platform, the General Partner may need to discontinue or suspend certain operations, which would likely be harmful to its and the Company's business and reputation. In addition, if the General Partner is found to have operated as a 'broker-dealer' without being properly registered, there is a risk that the Class A Investor Shares offered and sold while the General Partner was not registered may be subject to a right of rescission, which may result in the early termination of the Offering. If a number of Investors were to obtain rescission, the Company would face significant financial demands which could adversely affect the Company as a whole, as well as any non-rescinding Investors. An unregistered broker-dealer may also face sanctions, penalties and enforcement actions by regulatory authorities.

Dilution

The price of Class A Investor Shares was determined by our General Partner (see "Price of Class A Investor Shares"). The Company sells shares to raise capital for the purchase and construction of Projects and to issue Loans. As new Investors purchase Class A Investor Shares (or other classes of stock, see "Other Concurrent Offerings"), existing Investors may be temporarily diluted until new Projects are acquired and/or constructed and new Loans are originated and contribute to monthly cash flow. Cash in treasury may be invested into Company Investments to optimize yield and minimize the dilution impact. Such Company Investments will not earn as high of a return as we expect to earn on our investments in Projects and Loans.

Additionally, we may in the future offer additional classes and/or series of Investor Shares (such as in the Reg D Offering) or other securities convertible into or exchangeable for such class or series of Investor Shares. Although no assurances can be given that we will consummate a financing, in the event we do, or in the event we sell additional classes and/or series of Investor Shares (such as in the Reg D Offering) or other securities convertible into shares of our Class A Investor Shares in the future, additional and substantial dilution will occur.  In addition, investors purchasing Class A Investor Shares or other securities in the future could have rights superior to Class A Investor Shares Investors in this Offering. Subsequent offerings at a lower price (a "down round") could result in additional dilution.

Plan of Distribution and Selling Securityholders

The Company is offering to sell up to $50,000,000 of Class A Investor Shares to the public. As of the date of this Offering 494,347,676 Class A Investor Shares remain authorized but unissued. This Offering is being conducted as a continuous offering pursuant to Rule 251(d)(3) of Regulation A, meaning that while the offering of securities is continuous, active sales of securities may happen sporadically over the term of the Offering. Further, the acceptance of subscriptions, whether via the Platform or otherwise, may be briefly paused at times to allow us to effectively and accurately process and settle subscriptions that have been received.

The Offering will commence as soon as this offering statement is "qualified" by the SEC and will end on the sooner of (i) a date determined by the Company, or (ii) the date the Offering is required to terminate by law.

Only the Company is offering securities in this Offering. None of our existing officers, directors, or stockholders (including the General Partner) are offering or selling any of their securities of the Company in this Offering.

The Company is not using an underwriter or broker to sell the Class A Investor Shares and is not paying commissions. Class A Investor Shares will be offered and sold only through the Platform.

This is a "best efforts - no minimum" offering. This means that the Offering does not have a minimum threshold amount that we must raise before we can have a closing. Even if a very small number of Class A Investor Shares are sold, the Company does not plan to return funds to Investors.

The Company reserves the right to reject any subscription to purchase Class A Investor Shares in this Offering in whole or in part and for any reason (or no reason). If the Company rejects an investment, it will promptly return all the Investor's money without interest or deduction.

Anyone can buy Class A Investor Shares. The General Partner does not intend to limit investment to people with a certain income level or net worth, although there are limits on how much non-accredited investors may invest in this Offering (see "Limit on the Amount a Non-Accredited Investor Can Invest").

After the Offering has been "qualified" by the SEC, the General Partner intends to advertise the Offering using the Platform and through other means, including public advertisements, social media and audio-visual materials, in each case, only as we authorize and in compliance with the rules and regulations of Regulation A. Although these materials will not contain information that conflicts with the information in this Offering Circular and will be prepared with a view to presenting a balanced discussion of risk and reward with respect to the Class A Investor Shares, the advertising materials will not give a complete understanding of this Offering, the Company, or the Class A Investor Shares and are not to be considered part of this Offering Circular.

The Offering is made only by means of this Offering Circular and prospective Investors must read and rely on the information provided in this Offering Circular in connection with their decision to invest in Class A Investor Shares.

Other Concurrent Offerings

In addition to this Regulation A offering, the Company may conduct concurrent private offerings of securities under Rule 506(c) of Regulation D of the Securities Act of 1933. These private offerings (the "Reg D Offerings") will be open exclusively to verified accredited investors and may be offered through general solicitation and advertising, in compliance with applicable securities laws. Each of these classes of Company shares ("Reg D Shares") offered to investors participating in these private offerings (the "Reg D Investors") shall participate in distributions with the Investors on a pari passu basis.

Securities sold pursuant to Regulation D will not be registered with the SEC and will be subject to transfer restrictions.

Proceeds from the Regulation D offering will be combined with proceeds from this Offering and used by the Company for the same common purpose (see "Use of Proceeds"). While proceeds from each offering may be used to acquire overlapping or similar energy infrastructure assets, the Company will maintain separate accounting of capital raised under each offering and allocate capital in a manner consistent with the rights and expectations of each investor class.

Use of Proceeds

We expect to use all of the net proceeds of this Offering, after marketing expenses, to acquire, develop and construct Projects and to issue Loans. Proceeds waiting to be invested into Projects and Loans may be invested into Company Investments like government bonds or money market accounts. The Company expects to use Offering proceeds to fund new Projects and Loans. For more information regarding our investment strategy, see "Description of Business-Investment Strategy". For more information regarding current Projects and Loans, see "Description of Property".

We expect to pay for operating expenses at the Company with cash flow from the Projects and Loans, but if the Projects and Loans have not earned enough revenue to pay for any given operating expense, the General Partner may use the proceeds from this Offering to pay such operating expense. The types of operating expenses that the Company expects to pay are described in "Our Operating Costs and Expenses".

The capital raised in this Offering will not be used to compensate officers or directors because the Company has no employees. However, Offering proceeds may be used to pay fees owed to the General Partner and its affiliates (see "Compensation of General Partner"). The Company does not expect to pay fees to the General Partner from the proceeds of the Offering. Fees are instead expected to be paid with revenue produced by the Projects, Loans and Company Investments. However, it is possible that the revenue would be insufficient to pay management fees, at which time, fees may be paid for from the proceeds of this Offering.

The General Partner may make short term advances to the Company to make payments on an as-needed basis. The General Partner has also secured a loan on behalf of the Company. We do not anticipate any additional sources of capital apart from funds from operations, the advances, funds generated through this Offering (and other concurrent offerings) and the loan to fund the Projects and Loans and to cover marketing expenses.

It is important to note that no capital will be allocated to any Project or Loan until it has received formal approval from the Investment Committee and has been reported in accordance with the appropriate procedures (see "Investment Committee").

We might invest in Projects or Loans using the General Partner's capital before we have raised enough capital from Investors. In that case, we will replace the General Partner's capital with capital from Investors as soon as we raise it. To the extent the General Partner or its affiliates invest capital, they will do so on the same price and terms as other Investors (see "Compensation of General Partner").

The table below sets forth our estimated use of proceeds from this Offering assuming we sell $50.0 million in Class A Investor Shares.  This is a "best effort" offering. This Offering does not have a minimum to close. The Company is not paying commissions to underwriters, brokers, or anyone else in connection with the sale or distribution of the Class A Investor Shares. In some cases, retirement custodians, investment advisers, and other intermediaries will offer to invest on behalf of their clients. In such cases, the custodian, adviser, or intermediary will be paid a fee from their client's invested funds. In such cases, the client (rather than the Company) is paying those fees.

	Maximum Offering	10% of Maximum	25% of Maximum	50% of Maximum
	Amount (1)	Amount	Amount	Amount
Gross Offering Proceeds	$50,000,000	5,000,000	12,500,000	25,000,000
Less Marketing Expenses (1)	$2,500,000	250,000	625,000	1,250,000
Net Proceeds from this Offering	$47,500,000	4,750,000	11,875,000	23,750,000
Estimated Amount Available for Projects and Loans	$47,500,000	4,750,000	11,875,000	23,750,000
TOTALS	$50,000,000	5,000,000	12,500,000	25,000,000
(1)  The Company will reimburse the General Partner in an amount up to 5% of proceeds from this Offering to pay for organization and offering expenses, including marketing expenses. Any such amounts in excess of such 5% will be paid, without reimbursement, by the General Partner.

The Company reserves the right to change the above use of proceeds without notice if the General Partner believes it is in the best interests of the Company.

Description of Business

Offices and Employees

The Company's offices are located at 52 Main Street, Chester, CT 06412. The Company itself has no employees. Rather, the Company has engaged the General Partner to manage the Company and utilizes employees and services provided by the General Partner as described more fully in the section "Directors, Executive Officers & Significant Employees".

Company Overview

Energea Portfolio 3 Africa LP is a limited partnership, treated as a "C" corporation for United States federal and state income tax purposes, and organized under the laws of Delaware as of March 11, 2021. The Company and its day-to-day operations are managed by Energea Global LLC (the "General Partner"). The Company was created to invest in the acquisition, development, and operations of solar energy projects in Africa (each a "Project"). The Company may also lend money and use solar projects as collateral rather than acquiring Projects for direct ownership (each a "Loan").

The primary sources of revenue for the Company comes from payments made by customers who buy energy from the Projects ("Customers") and borrowers who make principal and interest payments on Loans ("Borrowers"). The Company's profitability depends on generating revenues from Projects and Loans that exceed the operating costs (see "Our Operating Costs and Expenses").

Projects are owned by a special-purpose entity (the "Holdco"). Holdco is organized as a South African limited liability company, the South African equivalent of a U.S. limited liability company. Holdco is a wholly owned subsidiary of the Company.

The Company generally plans to hold the Projects indefinitely, creating a reliable stream of cash flow for Investors. Should the Company decide to sell Projects in the future, however, the General Partner would consider the following factors:

•       Yield and Cashflow: Many investment funds look for reliable cashflows generating a targeted yield. With both revenue and most expenses locked in by contract, the cash flow from any Project should be predictable and consistent for as long as 25 years.

•       Project Consolidation: Some of the Projects will be too small or unusual for institutional buyers to consider purchasing on their own. The Company could package these Projects into a larger, more standardized portfolio that will be attractive to these larger, more efficiency-focused players. In the aggregate, a portfolio of Projects might be expected to generate 50+ megawatts of power with relatively uniform power contracts, engineering standards, and underwriting criteria. A portfolio of that size can bear the fees and diligence associated with an institutional-grade transaction or securitization.

•       Cash Flow Stabilization: When the Company buys a Project, it will typically share the construction or repowering risk with the Development Company that originated the Project. Larger investors are generally unwilling to take on construction risk and will invest only in Projects that are already generating positive cash flow, referred to as "stabilization". Thus, the Company may acquire Projects before stabilization and sell them after stabilization. Institutional investor interest in the Portfolio should increase as the portfolio stabilizes.

•       Increase in Residual Value: When the Company acquires a Project, the appraisal is based solely on the cash flows projected from executed Project Rental Contracts, with no residual value assumed for the Project. There is a high probability that a Project will continue to create revenue after its initial contract period in the form of a contract extension, repositioning, or sale of energy into the merchant energy markets. This creates a sort of built-in "found value" for our Projects, which may be realized upon sale.

Investment Strategy

Development Companies

The Company sources its Projects from other companies who specialize in developing solar projects in Africa ("Development Companies") but it may source Projects from other sources. The Company's relationship with Development Companies may take several different forms. A Development Company might identify a potential project and permit, engineer and construct it. It might provide operations and maintenance support for a Project after it is built or might sell a Project to us and exit entirely.

Development Companies are compensated for their work and their risk. As of the date of this Offering Circular, the General Partner does not currently own a Development Company in Africa and the Company acquires all Projects from unrelated Development Companies. The General Partner may create or acquire a Development Company if Projects from third parties become overpriced, if an exceptional market opportunity presents itself or if deal flow is slow and we require additional development capacity. If the Company were to acquire a Project from a Development Company that is related to the General Partner or an affiliate of the General Partner, we will cap the related-party origination fee at 5.0% of the overall Project's cost, which we believe is below the standard market rate for developing a Project (see "Compensation of General Partner").

Projects

The General Partner reviews Projects submitted by the Development Companies to identify investments that we believe represent the greatest potential risk-adjusted returns. We are specifically searching for Projects in countries with what we believe to be favorable economic conditions, large addressable markets and well-defined renewable energy policies, like South Africa. The General Partner has a strong preference for Projects with credible Customers, albeit adjusted for the context of African economies.

The General Partner believes the best investment strategy for African markets requires small investments in a broad base of Projects in a concentrated geographic area. The average risk of default by a Customer of a Solar Lease is higher in Africa than it may be in other markets, thus diversification is central to the Company's investment strategy. Placing small investments (<$2,000,000 per Project) will help reduce risk of loss as a whole and increase the level of impact on the local communities and businesses in which we invest. That said, every Project is vetted for its financial credibility by the Investment Committee and only approximately 20% of Projects we've reviewed have qualified for an investment to date.

We primarily invest in Projects with the following characteristics:

•       Locations: We select locations based primarily on:

o   Demand for alternative energy;
o   Efficient access for maintenance;
o   Interconnection points with the electricity grid;
o   Acceptable security risks. The Company tries to avoid selecting Projects in locations with high crime areas which could expose the Project to an increased risk of theft and vandalism;
o   Solar irradiance; and
o   Country and state-level policies that enable the development of renewable energy projects.

•       Right to Site: Some Projects owned by the Company will be installed on Customer's rooftops, while others will be located on remote parcels of real estate. In either scenario, the Company will obtain rights to access the Project to construct and maintain the Project ("Site Access"). For rooftop Projects, Site Access is most-commonly granted through the Solar Lease with the Customer. For Projects on remote real estate, we will either purchase or lease the property to ensure adequate Site Access is obtained.

•       Operation and Maintenance: The Holdco will hire a company to perform some or all of the services necessary to maintain each Project in good working order. This includes preventative maintenance (such as inverter diagnostics, cleaning inverter fans and string testing), emergency maintenance (which is when a technical crew is dispatched to a Project to address an unexpected issue that occurred in the field), modules cleaning, site security and landscaping.

•       Connecting Projects to the Electric Grid: Most Projects acquired or constructed by the Company will require permission to interconnect to the local electric grid ("Interconnection"). This permission is granted by the local interconnecting utility company through an interconnection agreement and an associated permission to operate. In the case of certain smaller projects, interconnection rights may be granted through national and utility policy and not require an individual interconnection agreement.

•       Minimum Technical Requirements ("MTR"): All technical aspects of each Project we invest in must meet the Company's MTR. The MTR is a comprehensive list of all venders and equipment makes/models which have gotten through the General Partner's due diligence process and are acceptable for use in the Projects. We analyze venders and the equipment they make to predict the field performance of the equipment and the financial strength behind warranties and guarantees. In addition to tracking venders and materials used in the construction, we also track best installation practices through the MTR. Each Project leaves lessons learned, and those lessons are incorporated into the collective memory of the General Partner by being added to the best practices component of the MTR.

•       Country-Level Policies and Environmental Commodities: Some regions in Africa have certain policies to promote the development of renewable energy projects. There are a wide range of policy types that include carbon credits, property and sales tax exemptions, net metering and community solar (referred to as "wheeling" in the South African context). The Company will seek to optimize those country-level policies in order to increase the expected return on investment for Investors which may include transactions with third parties to monetize carbon and renewable energy credits.

•       When the Company Invests in Projects: Normally, the Company will not invest in a Project until certain conditions are satisfied. Among these:
o   The Holdco has executed contracts for the lease of the underlying land;
o   A signed Solar Lease Agreement with a dependable Customer;
o   The electric utility has confirmed that the Project can connect with the electric grid;
o   All environmental and installation permits have been obtained;
o   We have executed a Construction Contract (see "Summary of Supporting Contracts"); and
o   We have obtained insurance.

Thus, in most cases, Investors are not exposed to significant Project-level risks until all these conditions are satisfied. However, the General Partner might make exceptions for exceptionally promising Projects. The General Partner will have sole discretion over whether to acquire or invest in a Project. See "Risks Factors" for more information.

Loans

The Company provides Loans to Borrowers in Africa or with U.S. companies that do business in Africa. Borrowers are usually Development Companies and single-purpose entities which own solar projects. These Loans are designed to finance the development of new solar projects while relying on the credit of existing projects that rest on the balance sheet of the Borrower as collateral. Each time a new project reaches commercial operation; it contributes to the Borrower's overall collateral which allows the Company to extend additional credit to the Borrower.

•       Loan Issuance: As the Company raises capital through this Offering, the General Partner may lend some or all of it to Borrowers each month. Each disbursement is amortized on a separate amortization schedule which adheres to the terms and conditions of a Loan Agreement (see "Summary of Supporting Contracts").

•       Collateral: The Loans are senior debt and collateralized by a pledge of the shares in the Borrower's enterprise which includes solar projects held on the corporate balance sheet. Thus, by serving as the sole lender to a Borrower, the solar projects act as the primary form of collateral. As Loans are issued, the Borrower uses the loan proceeds to develop and construct more projects which are added to the overall collateral calculations.

As the Projects achieve commercial operation, the Borrower's customer begins to make payments to our Borrower for energy produced by the Project. In some cases, payments from the customers to our Borrower are made directly to a segregated account controlled by the Company. As a condition to close a Loan, the Borrower grants the Company controlling rights to the collateralized assets, in the event of a default, the General Partner can easily step into the Borrower's cash flow to prevent revenue leakage. We believe the Company is particularly well-suited to issue Loans when solar projects act as collateral due to our General Partner's extensive experience owning and operating solar projects.

•       Loan Management: The General Partner will oversee the performance and compliance of Borrowers and the associated collateral. Their responsibilities include continuous monitoring of construction progress, energy production and cash flows to help ensure that loan terms are met. By working closely with the Borrowers and their projects, we mitigate risks associated with project delays and underperformance which could impair the Borrower. Close scrutiny of underlying projects during due diligence and loan servicing also ensures an efficient step-in during a default scenario.

Investment Committee

When we find a Project or Loan that meets the fundamental criteria described above, we consider the opportunity at a multi-disciplinary committee of experienced renewable energy executives of the General Partner ("Investment Committee"). To approve a Project or Loan for funding, a unanimous approval of the investment by the Investment Committee is required to move forward. A copy of the memorandum prepared by the General Partner for each Project or Loan is provided to Investors on the Platform and in our filings with the SEC through "Form 1-U" and 253(g)(2) filings. As of the date of this Offering Circular, the Investment Committee consists of the members outlined in the table below:

Name	Title	Due Diligence Responsibility
Arthur Issa	Financial Analyst	Review historical financials and prepare projections for each Project and Loan incorporating cash flow, tax, technical and energy market variables.
Dave Rutty	Project Analyst	Compiles the IC Memos for Projects
Francielle Assis	HR & HSEC Legal Coordinator	Examines the area where a Project is located for environmental, emergency services and community-related risk factors.
Isabella Mendonca	General Counsel	Examine and/or prepares all documents related to a Project or Loan to ensure contracts meet Energea Global's requirements.
Juan Carvajales	Loan Analyst	Compiles the IC Memo for Loans
Julio Cezar dos Santos de Morais	Electrical Engineer	Ensures all Projects meet our MTR. Produces a "punch list" of failures to be remedied if necessary.
Mike Silvestrini	Managing Partner	Originates and negotiates most investment opportunities.
Paulo Vieira	Director of Operations & Maintenance	Confirms cost and strategy for operating and maintaining Project investments.

Competition

Our net income depends, in large part, on our ability to source, acquire and manage investments with attractive risk-adjusted yields. We compete with many other entities engaged in renewable energy in the African market, including individuals, corporations, and private funds, many of which have greater financial resources and lower costs of capital than we have.

There are numerous companies with investment objectives similar to ours. That said, the industry is going through a consolidation phase where a large pool of market participants is being consolidated into a smaller group of "successful" enterprises. Thus, we believe we will have fewer competitors today than we would have had five years ago, but those competitors are generally larger and more sophisticated than those that have folded or sold their position in the market.

Competitive variables include market presence and visibility, amount of capital to be invested per Project and underwriting standards. To the extent that a competitor is willing to risk larger amounts of capital in a particular transaction or to employ more liberal underwriting standards when evaluating potential risk than we are, our investment volume and profit margins could be impacted. Our competitors may also be willing to accept lower returns on their investments and may succeed in buying projects that we have targeted for acquisition.

Although we believe we are well positioned to compete effectively in each facet of our business, there is competition in the market and there can be no assurance that we will compete effectively or that we will not encounter increased competition in the future that could limit our ability to grow the portfolio in the future and conduct our business effectively.

Our Revenue and Income

The revenue comes from payments from our Customers in our Projects and the interest portion that we receive from Borrowers on our Loans. For the fiscal years ended December 31, 2024 and 2023, respectively, the Company's total revenue was $217,122 and $85,420, respectively, which is broken down below:

Revenue Recognition	Amount as of 12/31/2024	Amount as of 12/31/2023
Project Revenue	$195,712	$85,420
Loan Revenue	$21,410	$0

In addition to the revenue described above, the company may also earn additional income from Company Investments and gains from the sale of Projects. For the fiscal years ended December 31, 2024 and 2023, respectively, the Company's total other income was $101,953 and $4, respectively, which is broken down below:

Other Income Recognition	Amount as of 12/31/2024	Amount as of 12/31/2023
Company Investments	$101,953	$4
Sale of Projects	$0	$0

Our Revenue Recognition Policy follows ASC-606 which is a five-step procedure:

Procedure	Example
Step 1 - Identify the Contract	Solar Lease Agreement or Loan Agreement
Step 2 - Identify the Performance Obligations	Delivery of electricity from solar plant or issuance of debt
Step 3 - Determine the Transaction Price	Amount contractually signed with Customer or Borrower
Step 4 - Allocate the Transaction Price	Obligation is satisfied by transferring control of the electricity produced to the Customer
Step 5 - Recognize Revenue	At a point in time when the Customer or Borrower is invoiced

Our Operating Costs and Expenses

The Company incurs a variety of costs and expenses, including:

•       banking fees;

•       legal expenses;

•       payments to the General Partner for fees;

•       fees to wire money from Africa to the U.S.;

•       payments to U.S. states to comply with their respective securities law ("Blue Sky Laws");

•       debt service and transactional payments (where we borrow money at the Company level);

•       annual financial audit expenses;

•       depreciation; and

•       U.S. and African taxes.

The Projects also incur a variety of costs and expenses, including:

•       payments to third parties to operate and maintain the Projects;

•       lease payments to landowners (if applicable);

•       debt service and transactional payments (where we borrow money at the Project level);

•       utilities;

•       property taxes;

•       banking fees;

•       taxes levied in African countries;

•       depreciation; and

•       Project insurance.

The Company's total operating expenses for the fiscal year ended December 31, 2024 were $212,659.

U.S. and African Taxes

This PQA is not providing, or purporting to provide, any tax advice to Investors.  Every potential Investor is advised to seek the advice of his, her or its own tax professionals before making this investment. The securities sold in this Offering may have issues related to taxation at many levels, including tax laws and regulations at the state, local and federal levels in the United States, and at all levels of government in non-U.S. jurisdictions.

It is impractical to comment on all aspects of federal, state and local, and foreign tax laws that may affect the tax consequences of participation in the Company. Therefore, each prospective Investor should satisfy himself, herself or itself as to the tax consequences of participating in the Company by obtaining independent advice from his, her or its own tax advisers. Furthermore, while the Company will furnish to you any information required to be provided to you under applicable tax laws, preparation and filing of each Investor's tax returns shall be such Investor's responsibility.

The following summarizes the most significant taxes that will be imposed on the Holdco and the Company by countries and localities in Africa, as well as the Federal income tax consequences of acquiring Class A Investor Shares. This summary is based on the current tax laws of certain African jurisdictions, the current U.S. Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations issued by the Internal Revenue Service ("Regulations"), and current administrative rulings and court decisions, all as they exist today. All of these tax authorities could change in the future (and such change may possibly be retroactive so as to result in different U.S. federal income tax consequences from those set forth below).

This is only a summary, applicable to a generic Investor. Your personal situation could differ. We encourage you to consult with your own tax advisor before investing.

African Taxes

African Taxes on Projects

The Projects could be located in any number of African countries. Each country, and each local governmental units (e.g., states, towns, cities, counties, municipalities, etc.) might include any number of taxes on the Projects and the Company, including but not limited to income taxes, gross receipts taxes, and value-added taxes. In selecting Projects, the Company will take into account any material tax burdens. However, it is impossible to predict the actual tax burden today.

Below are descriptions of the taxes the Company and Holdco anticipate incurring for Projects either the Company or Holdco directly own pursuant to the terms and conditions of a Purchase and Sale Agreement:

•       Corporate Income Tax ("CIT")
o   27% rate applied to net taxable income.
o   Income, for calculating CIT, is equal to the Project revenue minus Project operating expenses, interest, and depreciation.
o   Section 12B of the South African Income Tax Act allows for 100% first-year depreciation on qualifying renewable energy assets, which may significantly reduce taxable income in early years.

•       Value-Added Tax ("VAT")
o   15% VAT charged on electricity sales (output VAT).
o   Input VAT on capital expenditures and operating costs is generally recoverable.
o   Net VAT liability is typically neutral if buyers are VAT-registered. Both the Company and the Customers are VAT-registered.

•       Dividends Withholding Tax
o   20% withholding tax on dividends paid by HoldCo to the Company.
o   Tax is withheld at the time of distribution and remitted to the South African Revenue Service ("SARS").
o   There currently exists no tax treaty between the United States and South Africa, which prevents a reduction to the withholding rate from being applied.

African Taxes on Loans

Currently, the only outstanding Loans the Company has are with a U.S. domiciled Borrower, so we are not subject to South African taxes for any current Loans. If the Company issues a Loan to a Borrower in South Africa in the future, the Company will be subject to the following taxes on the interest portion of the revenues generated from the Loan:

•       A withholding tax on interest ("WHT"):
•       South Africa imposes a 15% WHT on interest paid to non-residents.
•       This tax is levied on the Borrower but withheld from payments made to the Company.
•       The tax must be remitted to the SARS on or before the end of the month following the month in which the interest is paid.
•       There currently exists no tax treaty between the United States and South Africa, which prevents a reduction to WHT from being applied to such tax on Loans.

African Taxes on Company Investments

If the Company makes a Company Investment in South Africa, it will be subject to the following taxes on interest income, depending on the duration of the investment:

•       A WHT:
•       South Africa imposes a 15% WHT on interest paid to non-residents.
•       However, certain government bonds and listed debt instruments may be exempt if the interest qualifies under local exemptions (e.g., bonds listed on the Johannesburg Stock Exchange).
•       There currently exists no tax treaty between the United States and South Africa, which prevents a reduction to WHT from being applied to such tax on Company Investments.

•       A capital gains tax ("CGT"):
•       South Africa does not generally tax non-residents on gains from the sale of bonds, unless the bonds are considered "South African assets of a permanent establishment" in South Africa. In this case, we do not currently anticipate a CGT being applied to the Company in its role as a passive U.S. investor with respect to the Company Investments.

U.S. Federal Income Taxes

The following is a summary of certain material United States federal income tax consequences of the ownership and disposition of the Class A Investor Shares but does not purport to be a complete analysis of all the potential tax considerations relating thereto.  Except as explicitly set forth below, this discussion is limited to U.S. Holders (defined below) who hold the Class A Investor Shares as capital assets within the meaning of Section 1221 of the Code. This summary does not address the tax considerations arising under the laws of any United States state or local or any non-United States jurisdiction or under United States federal gift and estate tax laws. In addition, this discussion does not address tax considerations applicable to an Investor's particular circumstances or to Investors that may be subject to special tax rules.

As used herein, the term "U.S. Holder" means a beneficial owner of the Class A Investor Shares that is, for U.S. federal income tax purposes, an individual citizen or resident of the United States, a corporation (or any other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state or political subdivision thereof or the District of Columbia, an estate the income of which is subject to U.S. federal income taxation regardless of its source, or a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons control all of the substantial decisions of the trust or if a valid election is in place to treat the trust as a U.S. person.

In addition, if a partnership, including any entity or arrangement, domestic or foreign, classified as a partnership for United States federal income tax purposes, holds Class A Investor Shares, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold Class A Investor Shares, and partners in such partnerships, should consult their tax advisors.

Classification as a Corporation

The Company is a Delaware limited partnership but has affirmatively elected to be treated as a corporation under Subchapter C of the Code for federal income tax purposes.  Thus, the Company will be taxed at regular corporate rates on its income before making any distributions to holders of Class A Investor Shares as described below.

The General Intangible Low-Tax Income ("GILTI") tax on foreign investments is more favorable to our investors under a corporate tax structure as opposed to a partnership, where the tax on international assets would be levied on individuals. Under a partnership an investor would be responsible for 37% of all foreign profits generated from an international investment. A corporate tax structure allows the corporation to realize foreign tax credits. Under this corporate tax reporting structure, the corporate entity would only pay 21% tax on 50% of the foreign profits after foreign tax credits have been applied.

Taxation of Dividends Received From Holdco

The income of the Company will consist primarily of cash available for distribution ("CAFD") received from the Holdco in the form of a dividend. Because the Holdco will be foreign corporations, these dividends will be "non-qualified dividends" within the meaning of the Code and therefore subject to tax at ordinary income tax rates ("qualified dividends," including dividends from most U.S. corporations, are subject to tax at preferential rates).

Foreign Tax Credit

The Company, but not the Investors, might be entitled to credits for taxes paid by the SPEs in Brazil. Taxes imposed in Brazil which are not imposed on income may not receive a foreign tax credit.

Taxation of Distributions to Investors

Distributions to U.S. Holders out of the Company's current or accumulated earnings and profits, if any, will be taxable as dividends. A non-corporate U.S. Holder who receives a distribution constituting "qualified dividend income" may be eligible for reduced federal income tax rates. U.S. Holders are urged to consult their tax advisors regarding the characterization of corporate distributions as "qualified dividend income." Dividends received by a corporate U.S. Holder may be eligible for the corporate dividends-received deduction if certain holding periods are satisfied. Distributions in excess of the Company's current and accumulated earnings and profits will not be taxable to a U.S. Holder to the extent that the distributions do not exceed the adjusted tax basis of the U.S. Holder's Class A Investor Shares. Rather, such distributions will reduce the adjusted basis of such U.S. Holder's Class A Investor Shares. Distributions in excess of current and accumulated earnings and profits that exceed the U.S. Holder's adjusted basis in its Class A Investor Shares will be taxable as capital gain in the amount of such excess if the Class A Investor Shares are held as a capital asset. In addition, Section 1411 of the Code imposes on individuals, trusts and estates a 3.8% tax on certain investment income (the "3.8% NITT").

Taxation Upon the Sale or Exchange of Class A Investor Shares

Upon any taxable sale or other disposition of Class A Investor Shares, a U.S. Holder will recognize gain or loss for federal income tax purposes on the disposition in an amount equal to the difference between the amount of cash and the fair market value of any property received on such disposition; and the U.S. Holder's adjusted tax basis in the Class A Investor Shares. A U.S. Holder's adjusted tax basis in the Class A Investor Shares generally equals his or her initial amount paid for the Class A Investor Shares and decreased by the amount of any distributions to the Investor in excess of the Company's current or accumulated earnings and profits. In computing gain or loss, the proceeds that U.S. Holders receive will include the amount of any cash and the fair market value of any other property received for their Class A Investor Shares, and the amount of any actual or deemed relief from indebtedness encumbering their Class A Investor Shares. The gain or loss will be long-term capital gain or loss if the Class A Investor Shares are held for more than one year before disposition. Long term capital gains of individuals, estates and trusts currently are taxed at a maximum rate of 20% (plus any applicable state income taxes) plus the 3.8% NIIT.

Alternative Minimum Tax

The Code imposes an alternative minimum tax on individuals and corporations. Certain items of the Company's income and loss may be required to be taken into account in determining the alternative minimum tax liability of Investors.

Taxable Year

The Company will report its income and losses using the calendar year.

Tax Returns and Information; Audits; Penalties; Interest

The Company will furnish each Investor with the information needed to be included in his or her federal income tax returns, if any; provided, however, the Investors shall be responsible for determining their adjusted basis in their respective Class A Investor Shares. Each Investor is personally responsible for preparing and filing all personal tax returns that may be required as a result of his purchase of Class A Investor Shares. The tax returns of the Company will be prepared by accountants selected by the Company.

If the tax returns of the Company are audited, it is possible that substantial legal and accounting fees will have to be paid to substantiate our position and such fees would reduce the cash otherwise distributable to Investors.

Each Investor must either report Company items on his or her tax return consistent with the treatment on the information return of the Company or file a statement with his tax return identifying and explaining the inconsistency. Otherwise the IRS may treat such inconsistency as a computational error and re-compute and assess the tax without the usual procedural protections applicable to federal income tax deficiency proceedings.

The Code imposes interest and a variety of potential penalties on underpayments of tax.

Other U.S. Tax Consequences

The foregoing discussion addresses only selected issues involving Federal income taxes and does not address the impact of other taxes on an investment in the Company, including federal estate, gift, or generation-skipping taxes, or State and local income or inheritance taxes. Prospective Investors should consult their own tax advisors with respect to such matters.

Summary of Supporting Contracts

Project Contracts

The Company will cause the Holdco to enter into four (4) main contracts when buying a Project:

•       Purchase and Sale Agreements: When the General Partner identifies a project that it believes, in its sole discretion, meets the investment criteria of the Company, it signs a "Purchase and Sale Agreement" to acquire the rights to the Project from a Development Company.

•       Solar Leases: In all cases, the Holdco will sell electricity produced by the Projects to Customers pursuant to a contract we refer to as a "Solar Lease". A typical Solar Lease is a 20-year deal where a lessee rents a solar system, paying a rental rate (fixed or per kWh) that may rise annually, with ownership transferring at the end for minimal cost if terms are met. The lessor handles financing and maintenance, while the lessee secures and uses.

•       Construction Contracts: To build the Projects, the Holdco will hire a third party to provide engineering, procurement, and construction services pursuant to a contract referred to as a "Construction Contract".

•       Project Maintenance Contracts: The Holdco will then hire a third party to operate and maintain the Projects pursuant to a contract referred to as a "Project Maintenance Contract" (see "Interest of Management and Others in Certain Transactions" and "Compensation of General Partner").

Although the final terms and conditions and contract title will most likely differ from Project to Project, we will attempt to  ensure that the rights and obligations of the parties will generally be consistent across all of the Projects. However, there is no assurance that we will be able to negotiate consistent terms, and the terms and conditions of each contract may contain material differences.

Loan Contracts

The Company will enter into three (3) main contracts when making a Loan to a Borrower:

•       Loan Agreement: A Loan Agreement ("Loan Agreement") is a contract where the Lender provides funds to a Borrower up to a specified limit over a set borrowing period. The Borrower uses these funds to construct new solar projects. The Borrower grants the Lender a first-priority lien on all its assets as collateral, including the solar projects. The agreement includes conditions for advances, default triggers, and remedies for the Lender, with covenants ensuring compliance and asset segregation when appropriate.

•       Collateral Agreements: The "Collateral Agreements" are a collection of agreements and instruments designed to secure obligations under a Loan Agreement between a Borrower and the Company. These documents collectively establish, and perfect the Company's security interests in various assets and equity interests of the Borrower and related parties. They may include personal guarantees, corporate guarantees, promissory notes outlining repayment terms, and pledge agreements granting the Company priority liens on specific collateral. Supporting resolutions and certificates confirm the Borrower's authorization and compliance. The Collateral Agreements address repayment conditions, default remedies, rights over collateral, and ensure the Company's enforcement capabilities while defining limits on recourse where applicable.

•       Trust Agreement: Some, but not all, Loans will also have a "Trust Agreement". In circumstances where the General Partner requires more fiscal oversite over a Borrower, we will set up a trust which will receive all of the Borrowers revenue (usually payments for energy from their Customers). The General Partner will instruct the Trustee to pay principal and/or interest payments owed to the Company prior to distributing the remaining cash to the Borrower for their use in operations.

Material Legal Proceedings

As of the date of this Offering Circular, neither the Company nor the Holdco are currently involved in any material legal proceedings.

Factors Likely to Impact the Performance of the Company

A comprehensive discussion on risks of investing in the Company can be found at the beginning of this Offering Circular. Below are risks that we believe deserve specific attention as they have the highest likelihood of impacting Investor returns. Following each risk is a brief description of mitigating strategies employed by the General Partner:

•       Foreign Country: There is an inherent risk when doing business in a foreign country. Foreign country risks include unexpected fees and taxes, unfair contact disputes, policy changes and other risks which may negatively affect estimated internal rate of return ("IRR").

o   Mitigating Strategy: Energea Global works with local partners who are key to our success in each foreign country. Foreign country risk is highest when we start doing business in a new foreign country and diminishes as we gain experience, diversify our local partnerships and develop best practices for dealing with unique challenges specific to a country.

•       Foreign Exchange Rates: The revenue contracts for the Projects are paid in ZAR. Exchange rates could worsen creating reduced dividends to our investors which are paid in USD.

o   Mitigating Strategy: First, our long-term financial projections include a perpetual weakening of ZAR versus USD, so we expect a continuation of that phenomenon but can tolerate some level of FX softening while still maintaining our targeted returns. Second, the Company currently has a mixture of ZAR-denominated solar projects and USD-denominated debt. Interest payments from Loans in USD reduce the Company's overall FX exposure substantially.

•       Load Shedding: Load shedding in South Africa is a measure to balance the electricity supply and demand by intentionally cutting power to certain areas, ensuring the stability of the national grid and preventing a total blackout. Our Projects must be shut down for safety reasons during these scheduled outages unless a battery is installed.

o   Mitigating Strategy: Most of the Projects owned by the Company have battery back-up systems ("BESS") which allow the Project to produce revenue even during a load shedding event. Load shedding only effects projects in South Africa and has no impact on our Loans. Furthermore, since the 2024 general election in South Africa, load shedding has been mostly eliminated, and power supply has been more consistent since.

•       Construction: There is a risk that the Project could encounter unforeseen delays or costs during the construction phase that could potentially delay dividends and result in a lower-than expected IRR.

o   Mitigating Strategy: All Construction Contracts (see summary of "Summary of Supporting Contracts") have liquidated damages clauses. Liquidated damages hold the contractor building the Project responsible for any lost revenue resulting from construction delays. The Company has been successful capturing liquidated damages from construction companies in the past when Projects are delayed. The Company also acquires all Projects on a fixed-price basis to limit our exposure to cost overruns during construction.

•       Customer Default: The primary source of revenue from the Projects and Loans in this portfolio will come from long-term Solar Leases and Loans. There is a risk that an entity could default on their Solar Lease or Loan obligations.

o   Mitigating Strategy: Energea Global carefully evaluates the credit risk of the Customers and Borrowers. Several Projects in this portfolio are backed by large companies with established cash flow and good credit. Most Projects in South Africa are relatively small, ensuring that we have many investments across multiple Customers. Borrower credit on Loans is slightly different. For Loans, we look for oversized collateral. That can come in the form of a personal guarantee from ownership or operational solar assets. We do not consider projects in the development or construction phases as collateral for a Loan.

•       Theft / Damage:  The equipment may be subject to theft or damage which is beyond the Company's control.

o   Mitigating Strategy: Energea Global always carries insurance to protect against major loss. We carry property insurance to cover theft or unexpected damage to the equipment as well as business interruption insurance to cover lost income during Project downtime. Most Projects are on Customer rooftops where they enjoy some level of protection. Loans are less exposed to theft and damage losses.

•       Solar Irradiance: Energea Global forecasts the energy production of each Project based on historical weather patterns. A deviation from historical weather patterns could result in lower-than-expected electrical production and decreased dividends. Projected returns use a P-50 production estimate. P-50 is an estimate of electrical production where there is a 50% statistical probability that the Project will produce more electricity and a 50% probability that the Project will produce less. This is an industry standard method of weather prediction and production estimating.

o   Mitigating Strategy: Diversifying across many Projects and different geographical markets helps to mitigate the solar irradiance risk of any specific Project. The Projects are impossible to predict one day to the next, but over a year, it is actually quite predictable for experienced managers. Loans carry a lower exposure to solar irradiance than Projects. A "debt service coverage ratio" is designed to "make room" for the collateral to underperform and still make the debt service payment as scheduled. While the effects of solar irradiance on Projects in the short term are almost impossible to predict, we believe that in the long term the effects of solar irradiance become more predictable.

•       Materials / Equipment: Equipment may fail or break down resulting in lower than anticipated production or unplanned additional operating expenses.

o   Mitigating Strategy: Equipment used in the Projects come with warranties (ranging from 2 to 25 years depending on the component) and guarantees from contractors (ranging from 2 to 5 years). Warranties and guarantees protect against failure when they are properly managed and pursued. Energea Global also accounts for degradation in our project models and sets aside a contingency reserve for unforeseen mechanical issues that may arise.

Description of Property

To date, the Company owns the following Projects and has issued the following Loans:

Projects Acquired and Owned

As of the date of this Offering Circular, we have acquired a total of seventeen (17) Projects.

Project Name	Acquisition Date	Project Size (AC)	Amount Invested	Form 1-U
Spar Lulekani	04/29/2021	360kW	$23,369	Link
Nhimbi Fresh	04/29/2021	500kW	$24,631	Link
Anchor Foods	11/30/2021	110kW	$109,334	Link
CPOA Avondrust	06/02/2022	150kW	$99,025	Link
CPOA Trianon	06/02/2022	100kW	$163,624	Link
Zandvliet Care Facility	09/12/2022	100kW	$74,999	Link
Baysville	09/12/2022	100kW	$25,000	Link
Connaught Park	11/16/2022	400kW	$411,362	Link
CPOA Quadrant Gardens	05/26/2023	100kW	$90,710	Link
CPOA Constantia Place	10/04/2023	125kW	$115,108	Link
Laerskool Havinga	10/04/2023	100kW	$191,151	Link
Bosmandam High School	10/04/2023	100kW	$148,234	Link
Montagu High School	03/14/2024	100kW	$182,256	Link
CPOA Eventide	02/14/2024	50kW	$98,806	Link
Robertson Voorbereiding	05/13/2024	62kW	$117,306	Link
Swellendam Secondary School	07/10/2024	200kW	$251,494	Link
YO Residence	12/31/2025	250kW	$446,583	Link
Total			$2,572,992

Loans Issued

As of the date of this Offering Circular, the Company has issued one (1) Loan.

Borrower Name	Closing Date	Maximum Loan Amount	Amount Lent as of 6/30/25	Form 1-U
Hecate Global Renewables	10/25/2024	$20,000,000	$2,364,000	Link
Total			$2,364,000

Management Discussion and Analysis of Financial Condition and Result of Operations

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes thereto contained in this Offering Circular. The following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in herein (see "Caution Regarding Forward-Looking Statements" and "Risk Factors"). Unless otherwise indicated, the latest results discussed below are as of December 31, 2024 and, where applicable, unaudited interim financial results as of June 30, 2025.

Summary of Key Accounting Policies

Investments

For financial statement purposes, the Company accounts for investments in Projects under ASC 360. The Projects are carried at cost and will be depreciated on a straight-line basis over the estimated useful life of the related assets.

Impairment

The Company evaluates for impairment under ASC 360, utilizing the following required steps to identify, recognize and measure the impairment of a long-lived asset to be held and used:

•       Indicators of impairment - Consider whether indicators of impairment are present

•       Test for recoverability - If indicators are present, perform a recoverability test by comparing the sum of the estimated undiscounted future cash flows attributable to the long-lived asset in question to its carrying amount (as a reminder, entities cannot record an impairment for a held and used asset unless the asset first fails this recoverability test).

•       Measurement of an impairment - If the undiscounted cash flows used in the test for recoverability are less than the carrying amount of the long-lived asset, determine the fair value of the long-lived asset and recognize an impairment loss if the carrying amount of the long-lived asset exceeds its fair value.

Revenue Recognition

The company follows ASC 606 guidelines for revenue recognition. To apply this principle, the standard establishes five key steps:

•       Step 1: Recognize the contract with the Customer/Borrower

•       Step 2: Specify performance obligations

•       Step 3: Establish transaction price

•       Step 4: Allocate transaction price to performance obligations

•       Step 5: Recognize revenue

Market Outlook and Recent Trends

Exchange Rates Between the South African Rand and the United States Dollar

Over the past 12 months, the ZAR has experienced notable volatility against USD, influenced by both global and domestic factors. In April 2025, the USD/ZAR exchange rate peaked at approximately 19.93, marking the ZAR's weakest point during this period. We believe that this depreciation was driven by a combination of U.S. tariff announcements and political instability within South Africa. Conversely, the ZAR reached its strongest level of around 17.71 per one USD in December 2024. As of early June 2025, the exchange rate stands near 17.86, reflecting a recovery from its earlier lows.

The fluctuations in the ZAR's value have been influenced by several factors, including U.S. monetary policy decisions, domestic economic performance, and political developments. For instance, the South African economy faced challenges such as infrastructure inefficiencies and stagnant GDP growth, which have impacted investor confidence. Additionally, global market dynamics, including shifts in investor sentiment towards emerging markets, have played a role in the ZAR's performance.

Overall, while the ZAR has shown resilience at times, its exchange rate against USD remains sensitive to both internal and external economic and political factors.

Load Shedding

Load shedding in South Africa has significantly declined throughout 2024, with Eskom managing to suspend rolling blackouts for over 170 consecutive days by September. This improvement is due to several factors, including better maintenance of power generation units, strategic use of Open-Cycle Gas Turbines ("OCGTs"), and the return of several generation units to service. Additionally, the Energy Availability Factor ("EAF"), which measures the reliability of power plants, improved by about 8.5% compared to 2023, signaling a more stable power grid.

The government's efforts to boost private sector involvement in energy generation, particularly through investments in renewable energy projects and rooftop solar installations, have also played a key role. Furthermore, Eskom has significantly reduced its diesel usage, cutting costs by 75% compared to the previous year. These developments, alongside structural reforms and increased generation capacity have created optimism for a load shedding-free future, with Eskom forecasting continued stability throughout the year.

Calculating Distributions

The Company intends to make distributions monthly, to the extent the General Partner, in its discretion, determines that cash flow is available for distributions and in a manner consistent with the Authorizing Resolutions. Any other distributions shall be made pursuant to the terms of the LP Agreement which gives the General Partner broad discretion whether to make any distributions. To date, the Company has not made a profit, although it has had distributable cash flow. Below are the activities of the Company that generate the cash flow which could be used to fund distributions:

Sources of Distributable Cash Flow

  Net income received from the Projects;

  Interest payments received from the Borrowers;

  Interest payments received from Company Investments;

  Net Proceeds from Capital Transactions;
    Originates from the sale or refinancing of Projects;
    Net proceeds are the gross proceeds of the capital transaction minus associated expenses, including debt repayment; and

  Liquidated Damages from Construction Agreements;
    Penalties paid by EPC Contractors when Projects are delivered behind schedule;
    Liquidated Damages are not booked as revenue but are considered distributable cash flow.

When the Company has distributable cash flow and the General Partner determines to make a distribution, here is an overview of how these distributions are allocated and calculated:

Allocation of Distributions

Distributable cash flow, if any, is distributed to the Preferred Equity Investors, on a pari passu basis, and the General Partner in the following order of priority:

  First, the Preferred Return;

  Thereafter, any additional cash flow shall be distributed 80% to Preferred Equity Investors and the Carried Interest to the General Partner.

Calculation of Preferred Return

The General Partner discounts each month of Estimated NOI (see "Price of Class A Investor Shares") by the same discount rate until the cash flow results in an internal rate of return ("IRR") of 7% ("Adjusted NOI").  The IRR is calculated using the XIRR function and is based upon the price an Investor paid per Class A Investor Share. The resulting Adjusted NOI is the monthly distribution that would need to be paid to Investors for them to receive their Preferred Return. Since all months of Estimated NOI are discounted evenly, the Adjusted NOI maintains the same seasonality curve as the Estimated NOI. If the actual NOI for any month is less than the Adjusted NOI, the Investors receive all the cash distributed that month and the shortfall is carried forward so that Investors catch up on their Preferred Return prior to any Carried Interest being paid. The IRR is calculated based upon the price an Investor paid per Class A Investor Share, and not on any revenue or profit achieved by the Company. To date, the Company has not made a profit, although it has had distributable cash flow. To the extent the Company has distributable cash flow but has no current or accumulated earnings and profit, such distributions are considered a return of capital for U.S. federal income tax purposes to the extent that the distributions do not exceed the adjusted tax basis of the U.S. Holder's Class A Investor Shares.

Calculation of Carried Interest

If the General Partner determines that a distribution can be made with distributable cash flow, and the amount of distributable cash flow is greater than the Adjusted NOI for the month (and the Investors are therefore on track to receive their Preferred Return), the General Partner will receive a Carried Interest. Any distributable cash flow that is greater than the Adjusted NOI (plus any shortfall from previous months) will be divided between the General Partner and the Preferred Equity Investors where the General Partner will get 20% of the excess and Preferred Equity Investors will get 80% of the excess.

Distributions

Provided we have distributable cash flow (see "Sources of Distributable Cash Flow"), we will authorize and declare distributions based on the Projects' net income, interest paid on Loans and interest earned on Company Investments during the preceding month minus any amounts held back for reserves.

While we are under no obligation to do so, our General Partner may declare other periodic distributions as circumstances dictate.

To date, the Company has not made a profit, although it has had distributable cash flow. To the extent the Company has distributable cash flow but has no current or accumulated earning and profit, such distributions are considered a return of capital for U.S. federal income tax purposes to the extent that the distributions do not exceed the adjusted tax basis of the U.S. Holder's Class A Investor Shares and reported to Investors on a Form 1099-B. To the extent the Company makes distributions from profits in the future, such distributions will be classified as dividends and reported to Investors on a Form 1099-DIV.

Please note that in some cases, Investors have cancelled their purchase of Class A Investor Shares after distributions were made. In that case, the distribution allocated to that Investor is returned to the Company and the bookkeeping is updated to reflect the change in cash distributed. Thus, all figures below are subject to change.

Below is a table depicting the fees paid and distributions made from the Company since inception. Note that whenever the table shows that the General Partner has received its Carried Interest, the Investors have received their full Preferred Return, as defined in "Allocations of Distributions". In those cases where the General Partner does not receive its Carried Interest, distributions were not sufficient to distribute to Investors their Preferred Return.

Distribution Date	Distributable Cash Flow	Preferred Return	Additional Cash Flow (80%)	Carried Interest* (20%)	Class A Investor Distributions**	Cash on Cash Yield***
4/6/21	0.00	0.00	0.00	0.00	0.00	0.00%
4/26/21	0.00	0.00	0.00	0.00	0.00	0.00%
5/21/21	0.00	0.00	0.00	0.00	0.00	0.00%
7/29/21	0.00	0.00	0.00	0.00	0.00	0.00%
8/26/21	0.00	0.00	0.00	0.00	0.00	0.00%
9/23/21	116.81	81.83	34.98	0.00	116.81	0.24%
10/30/21	241.58	169.23	72.35	0.00	241.58	0.50%
11/30/21	101.74	74.35	27.39	0.00	101.74	0.06%
12/24/21	112.23	79.77	32.46	0.00	112.23	0.06%
2021 Total	$572.36	$405.18	$167.18	$0.00	$572.36	0.86%
1/26/22	209.71	148.46	61.25	0.00	209.71	0.08%
2/24/22	120.23	85.33	34.91	0.00	120.23	0.03%
3/29/22	334.48	232.94	101.54	0.00	334.48	0.08%
4/29/22	331.59	236.00	95.59	0.00	331.59	0.07%
5/31/22	938.81	677.23	261.58	0.00	938.81	0.15%
6/30/22	1,084.96	782.66	302.30	0.00	1,084.96	0.16%
7/29/22	913.84	700.28	213.56	0.00	913.84	0.13%
8/27/22	1,119.77	846.48	273.29	0.00	1,119.77	0.14%
9/27/22	1,401.61	1,020.15	381.46	0.00	1,401.61	0.18%
10/27/22	1,801.99	1,280.11	521.88	0.00	1,801.99	0.23%
11/29/22	2,304.20	1,636.87	667.33	0.00	2,304.20	0.26%
12/28/22	3,101.53	2,203.29	898.24	0.00	3,101.53	0.31%
2022 Total	$13,662.72	$9,849.80	$3,812.93	$0.00	$13,662.72	1.82%
1/26/23	3,528.87	2,542.37	887.85	98.65	3,430.22	0.31%
2/24/23	3,995.29	2,847.59	1,032.93	114.77	3,880.52	0.31%
3/27/23	3,605.33	2,603.73	901.44	100.16	3,505.17	0.25%
4/27/23	4,540.45	3,332.65	1,087.02	120.78	4,419.67	0.29%
5/26/23	5,011.38	3,352.25	1,410.26	248.87	4,762.51	0.28%
6/26/23	5,923.70	4,054.70	1,682.10	186.90	5,736.80	0.30%
7/25/23	3,239.31	2,223.81	913.95	101.55	3,137.76	0.16%
8/28/23	2,294.09	1,826.45	467.64	0.00	2,294.09	0.10%
9/27/23	2,759.92	1,863.81	815.46	80.65	2,679.27	0.11%
10/27/23	4,554.37	3,233.48	1,202.01	118.88	4,435.49	0.18%
11/24/23	5,540.10	3,916.42	1,479.42	144.26	5,395.84	0.22%
12/26/23	8,703.84	6,194.69	2,283.32	225.83	8,478.01	0.33%
2023 Total	$53,696.65	$37,991.95	$14,163.40	$1,541.30	$52,155.35	2.84%
1/26/24	7,974.79	5,732.77	2,039.75	202.13	7,772.52	0.28%
2/27/24	14,209.99	10,479.42	3,729.31	0.00	14,208.73	0.47%
3/26/24	13,000.00	9,424.71	3,394.32	178.76	12,819.03	0.40%
4/26/24	13,792.76	10,164.67	3,446.69	181.40	13,611.36	0.41%
5/24/24	14,000.00	10,681.27	3,318.68	0.00	13,999.95	0.39%
6/27/24	14,229.14	11,085.27	3,144.00	0.00	14,229.27	0.38%
7/26/24	13,219.27	10,391.09	2,827.93	0.00	13,219.02	0.33%
8/27/24	18,022.78	13,751.04	3,416.94	854.35	17,167.98	0.43%
9/27/24	16,696.51	12,858.65	3,070.06	767.57	15,928.71	0.37%
10/28/24	22,461.87	17,266.84	4,396.21	779.25	21,663.05	0.47%
11/26/24	30,503.74	24,692.64	5,779.63	0.00	30,472.27	0.63%
12/24/24	33,401.71	27,717.40	5,674.41	0.00	33,391.81	0.66%
2024 Total	$211,512.56	$164,245.78	$44,237.92	$2,963.46	$208,483.70	5.22%
1/24/25	34,979.86	28,885.40	6,094.46	0.00	34,979.86	0.65%
2/25/25	31,193.39	25,797.63	5,395.76	0.00	31,193.39	0.54%
3/27/25	31,675.00	26,113.18	5,561.82	0.00	31,675.00	0.52%
4/24/25	44,763.31	36,643.06	8,120.25	0.00	44,763.31	0.70%
5/23/25	33,843.09	27,745.18	6,097.91	0.00	33,843.09	0.50%
6/23/25	36,963.70	30,076.72	6,886.98	0.00	36,963.70	0.52%
7/29/25	41,644.59	35,605.89	6,038.70	0.00	41,644.59	0.56%
8/26/25	39,529.28	33,751.10	5,778.18	0.00	39,529.28	0.52%
2025 Total	$294,592.22	$244,618.16	$49,974.06	$0.00	$294,592.22	4.51%
TOTAL	$574,036.51	$457,110.87	$112,420.89	$4,504.76	$569,531.75	15.25%

*Note: The General Partner reserves the right to reduce its Management Fees and/or Carried Interest payments for any reason or to protect the desired cash yield to Investors. For more information regarding the Management Fees and Carried Interest paid to our General Partner, see "Compensation of General Partner".

**Note: Class A Investor distributions are equal to the Preferred Return plus any additional cash flow, please see "Calculating Distributions".

***Note: Monthly cash-on-cash yield values are calculated by dividing the Investor Distributions amount by the total cost basis of all outstanding shares at the time the distribution is issued. Year-end cash-on-cash yields are calculated by summing all monthly cash-on-cash yields for the respective year.

Past Operating Results

Since its inception, the Company has steadily increased its ownership over a portfolio of commercial and industrial sized Projects in South Africa. The main Customers for the Company have been schools and a chain of senior living facilities called CPOA. We have focused the majority of our Project activity in two major South Africa urban centers: Johannesburg and Cape Town.

Most of the Projects we own have now been operational for more than a year and have appeared to stabilize their generation behavior, which is anticipated to set the Company on a path of consistent, long-term monthly cash distributions for the next two decades.

About half of the investments we made have been in the form of Loans to Hecate Global Renewables ("HGR") with a pipeline of over 500 MW of utility-scale projects in multiple African countries. The Loan charges a 13.5% interest rate, paid in USD. As of June 30, 2025, the Company has lent a total of $2,364,000 to HGR to support HGR's projects under development and backed by a limited personal guarantee from an owner of HGR.

During the first half of 2025, the Company continued to build on the momentum achieved in prior years, demonstrating steady financial growth and operational efficiency. The semi-annual period reflected ongoing expansion of the Projects, stronger revenue generation, and disciplined expense management, resulting in improved profitability and reinforcing the Company's ability to sustain positive performance across its operations.

Operating Results for Fiscal Years ended December 31, 2024, and 2023

As of December 31, 2024 and 2023, the Company had assets totaling $4,797,390 and $2,577,214, respectively, on its balance sheet, comprised of cash on hand of $1,267,925 and $1,109,421, respectively, property and equipment net of depreciation of $2,041,142 and $1,446,628, respectively, other current assets of $59,323 and $21,165, respectively, and non-current assets of $1,429,000 and $0, respectively. The Company's total liabilities and members' equity was $4,797,390 and $2,577,214, respectively. Liabilities totaled $34,975 and $164,829, respectively and equity owned by the Investors totaled $4,762,415 and $2,412,385, respectively.

The significant increase in assets and liabilities, was due to the escalation of investments to complete the Projects under construction and the increase of capital raised from Investors.

For the fiscal years ended December 31, 2024 and 2023, the Company generated revenue of $217,122 and $85,420, respectively. This significant increase was primarily driven by the Projects CPOA Constantia Place, CPOA Eventide, Bosmansdam, Montagu High School, Laerskool Havinga, Robertson Voorbereiding School, and Swellendam School which began generating revenue in 2024.

As of December 31, 2024 and 2023, the Company's total operating expenses were $212,659 and $86,692, respectively, including professional fees, advertising and marketing, software subscription, taxes, depreciation, and other general and administrative expenses. The increase in operating expenses was due to the addition of Projects being turned on.

For the fiscal year ended December 31, 2024, the Company's net income from operations was $4,463, compared to a loss in 2023 of $1,272. In addition, total other income in 2024 amounted to $107,349, compared to other expenses of $8,558 in the prior year. Provision for income taxes in 2024 was $33,551 and $0 in 2023. As a result, the Company achieved a total net income of $78,261 for 2024, reversing the net loss of $9,830 incurred in 2023. Unrealized foreign currency exchange loss for the years ended December 31, 2024 and 2023 was $363 and $0, respectively.

The Company experienced a significant increase in revenue in 2024, primarily due to increased investment in Projects and the issuance of the Company's first Loan.

Operating Results for Semi-Annual Period ended June 30, 2025 and 2024

As of June 30, 2025 and December 31, 2024, the Company had assets totaling $6,520,271 and $4,797,390, respectively, on its balance sheet, comprised of cash on hand of $1,932,145 and $1,267,925, respectively, property and equipment net of depreciation of $2,136,520 and $2,041,142, respectively, other current assets of $87,606 and $59,323, respectively, and non-current assets of $2,364,000 and $1,429,000, respectively. The Company's total liabilities and partners' equity was $6,520,271 and $4,797,390, respectively. Liabilities totaled $57,628 and $34,975, respectively, and equity owned by the Investors totaled $6,462,643 and $4,792,415.

The significant increase in assets and liabilities, was due to the escalation of investments and the increase of capital raised from Investors.

For the semi-annual period ended June 30, 2025 and June 30, 2024, the Company generated revenue of $252,659 and $69,104, respectively, and total operating expenses of $139,659 and $63,368, respectively, which included professional fees, software subscriptions, depreciation, insurance, operation and maintenance and other general and administrative costs. The Company also recorded other income of $19,337 and $33,153, respectively, resulting in net income of $132,337 and $38,889, respectively, for the period.

Since June 30, 2025, the Company has continued to operate its portfolio of Projects and focus on maximizing the performance of its existing Projects. Management is not aware of any material changes in the Company's financial condition or results of operations since June 30, 2025 other than those disclosed elsewhere in this Offering Circular.

Leverage

The Company might borrow money to invest in Projects, depending on the circumstances at the time. If the Company needs to move quickly on a Project and has not yet raised enough capital through the Offering, it might make up the shortfall through borrowing. The General Partner will make this decision on an as-needed basis. Neither the Company nor the Projects currently have any loans.

Liquidity and Capital Resources

We are dependent upon the net proceeds from the Offering to conduct our proposed investments. We will obtain the capital required to purchase new Projects, issue new Loans and conduct our operations from the proceeds of the Offering and any future offerings we may conduct, from secured or unsecured financings from banks and other lenders, from short term advances from the General Partner and from undistributed funds from our operations. As of December 31, 2024, the Company had $1,267,925 of cash on hand and equivalents, which will be used to complete the acquisition of new Projects approved by the Investment Committee or issuance of new Loans.

Method of Accounting

The compensation described in this section was calculated using the accrual method in accordance with U.S. GAAP.

Directors, Executive Officers & Significant Employees

Names, Positions, Etc.

The Company itself has no officers or employees. The individuals listed below are the Managing Partners, Executive Officers, and Significant Employees of Energea Global, the General Partner of the Company.

Name	Position with General Partner	Age	Term of Office	Approximate Hours Per Week If Not Full Time (1)
Executive Officers
Mike Silvestrini	Managing Partner	45	01/01/2017 - Present	Full Time
Chris Sattler	Managing Partner	45	01/01/2017 - Present	Full Time
Gray Reinhard	Managing Partner, CTO	40	01/01/2020 - Present	Full Time
Isabella Mendonça	Managing Partner, General Counsel	33	10/02/2020 - Present	Full Time

Significant Employees
Arthur Issa	Financial Analyst	30	05/23/2018 - Present	Full Time
Paulo Vieira	Director of O&M	38	01/29/2024 - Present	Full Time
Francielle Assis	HR & HSEC Legal Coordinator	33	07/24/2023 - Present	Full Time
Marta Coelho	Controller, Global	52	12/07/2018 - Present	Full Time
Dave Rutty	Project Analyst	35	06/13/2022 - Present	Full Time
Julio Cezar dos Santos de Morais	Electrical Engineer	35	09/25/2023 - Present	Full Time
Juan Carvajales	Loan Analyst	52	08/01/2023 - Present	Full Time

(1) The above listed employees do not record specific hours to each company managed by Energea Global. Rather, the employees focus their full-time and energy to each Project, portfolio, or process as needed. The General Partner cannot estimate number of hours per week spent managing this or any particular company as the employees are salaried. The work required to manage the Company and other companies managed by Energea Global changes from time to time depending on the number and frequency of Projects resulting from the amount they raise in each Offering. As the companies grow, dedicated staff are brought in to exclusively manage a specific company. As of December 31, 2024, there are no staff members exclusively dedicated to the Company and it is managed by the General Partner's executive team and certain significant employees.

Family Relationships

Marta Coelho, the General Partner's Controller, is the sister-in-law of Mike Silvestrini, the Managing Partner. There are no other family relationships among the executive officers and significant employees of the General Partner.

Ownership of Related Entities

Energea Global, the General Partner of the Company, is majority owned by Mike Silvestrini, a resident of Chester, Connecticut.

Business Experience

Mike Silvestrini

Mike is an accomplished professional with over 15 years of experience in the solar energy industry. He has played an executive key role in the development of over 500 solar projects across the United States, Brazil, and Africa while being directly responsible for nearly one billion of combined solar project finance.

Since 2017, Mike has been the Co-Founder & Managing Partner at Energea Global LLC. In his capacity as Co-Founder & Managing Partner of the General Partner, Mike directs the Investment Committee which determines the investment strategy for all funds managed by the business. To date, Energea Global manages four funds formed to acquire and operate solar power projects: the Company, Energea Portfolio 2 LP, Energea Portfolio 4 USA LP, and Energea Portfolio 5 LATAM LP. See "Other Solar Energy Funds" below for the status each fund's offerings.

Since 2015, Mike has served as a Board Member of the Big Life Foundation, an organization dedicated to preserving over 1.6 million acres of wilderness in East Africa. Through community partnerships and conservation initiatives, Big Life protects the region's biodiversity and promotes sustainable practices.

From 2008 to 2017, Mike co-founded and served as the CEO of Greenskies Renewable Energy LLC, a leading provider of turnkey solar energy services. His expertise contributed to the development, financing, design, construction, and maintenance of solar projects across the United States. Notably, he was involved in solar installations on Target Corporation stores and distribution centers, Wal-Marts and Sam's Clubs, Amazon distribution centers, capped municipal landfills, and many schools and universities.

Mike's track record in renewable energy, his involvement in hundreds of solar projects worldwide, and his dedication to environmental sustainability position him as a driving force in managing investments in solar generating assets.

Chris Sattler

Chris is a seasoned energy entrepreneur with a proven track record in building and scaling companies in the renewable and retail energy sectors. Most recently, he served as Chief Executive Officer of IVI Energia, a joint venture between Energea Global and Brookfield Asset Management. Over his 18-month tenure, he led the company from inception to a $280 million valuation before returning to his role at Energea Global.

Earlier in his career, Chris co-founded North American Power and served as Chief Operating Officer. Under his leadership, the company expanded into more than 35 utility markets across the U.S., serving over one million residential and small commercial customers. In 2017, the company was acquired by Calpine Corporation with annual gross sales exceeding $850 million.

Chris holds a Bachelor's degree in Real Estate and Urban Economics from the University of Connecticut School of Business and is an alumnus of Harvard Business School's Program for Leadership Development. He currently resides in Rio de Janeiro.

Gray Reinhard

Gray is an experienced software engineer specializing in business intelligence tools across multiple industries. Early in Gray's career, he worked primarily in E-Commerce where he built and supported sites for over 20 brands including several Fortune 500 companies. From there, Gray moved into renewable energy where he developed the project management software for the country's largest commercial solar installer, Greenskies. This custom platform managed everything from sales and financing to the construction, maintenance, and performance monitoring of over 400 solar projects owned by the company.

Prior to joining Energea Global in January 2020, Gray served as the CTO of Dwell Optimal Inc. which assists businesses providing employees with travel accommodations.

Gray studied at Princeton University.

Isabella Mendonça

Isabella is a corporate lawyer with experience in cross-border M&A transactions and the drafting and negotiation of highly complex contracts and corporate acts in different sectors, such as energy, oil & gas and infrastructure. Isabella has previously worked as an attorney for Deloitte and Mayer Brown in Brazil, where she was an associate in the Energy group, working in regulatory, contractual and corporate matters related to renewable energy project development.

From 2016 until she joined Energea Global, Isabella was an associate in the corporate and securities practice at Mayer Brown in the Rio de Janeiro office.

Isabella studied law at Fundacão Getulio Vargas, in Brazil and has a master's degree (LLM) from the University of Chicago.

Arthur Issa

Arthur Issa was one of the first employees at Energea Global, starting in May, 2018. Over the course of his time with the business, Arthur has participated in the successful closing of more than 100 MW of solar projects and developed the financial models that support more than $300mm of AUM. Arthur is responsible for financial modeling of all Projects and Loans at Energea Global. He also supports the company's corporate financial planning through detailed financial modelling, reporting and cash flow management. As an integral part of the team, he provides the tools necessary for management to make investment decisions for Energea Global and the Company. Arthur has a B.S. in Production Engineering from University Candido Mendes in Rio de Janeiro, Brazil.

Paulo Vieira

Paulo is an accomplished electrical engineer with a master's degree in Energy Resources Engineering and over 5 years of leadership experience in the renewable energy sector. He currently serves as the Global O&M Manager at Energea Global, where he oversees operations and maintenance across a global portfolio of photovoltaic assets spanning the USA, Brazil, and South Africa. Paulo is a member of Energea Global's Investment Committee.

Specializing in solar energy systems, Paulo has led the operations of more than 2.2 GW of solar projects. His expertise includes O&M strategy development, performance optimization, technical team leadership, and cost control initiatives aimed at improving operational KPIs and financial performance. His professional journey includes strategic roles at Recurrent Energy, Enel Green Power, COMERC Energia, Solarig, and AKTOR SA, where he managed large-scale solar assets and drove operational excellence through data-driven decision-making and cross-functional coordination.

Paulo also brings a strong academic foundation, with a postgraduate specialization in Photovoltaic Solar Systems and international experience through Brazil's Scientific Mobility Program in the U.S., where he studied at The University of Texas at El Paso. He is deeply committed to advancing clean energy and delivering high-impact, data-driven solutions in the solar power sector.

Francielle Assis

Francielle has over five years of professional legal experience with a focus on labor and corporate law within large-scale corporate environments. Since September 2024, she has served as HR & HSEC Legal Coordinator at Energea Global. In that capacity, she ensures compliance with labor laws and regulations for all corporate Human Resources and oversees the company's Health, Safety, Environment and Community ("HSEC") compliance and risk mitigation. Her responsibilities include managing labor litigation, advising on employment law matters, and coordinating with regulatory agencies and external legal counsel. She also attends site visits for each Project to opine on the community and security risk prior to investment and sits on Energea Global's Investment Committee.

Prior to joining Energea Global, Francielle was a Senior Strategic Labor Attorney at CPFL Energia, one of Brazil's largest energy companies. There, she led complex employment litigation strategies and advised on collective labor issues. She also served as Labor Attorney at CPFL, supporting operational and strategic labor matters across the company's various business units.

Earlier in her career, Francielle worked in both private law firms and governmental institutions, handling labor and civil litigation. Her experience includes managing procedural strategies and representing corporate clients in both individual and collective labor disputes, demonstrating a high level of legal and operational competence.

Marta Coelho

Since its inception in 2018, Marta Coelho has served as the Controller at Energea Global, bringing with her a wealth of experience and expertise in finance and accounting. As the global Controller, Marta plays a crucial role in managing all financial aspects, including account management, taxation, and audits, for Energea Global's diverse range of operating entities and projects across Africa, Brazil, and the USA. Marta leads a team of subordinate controllers and accountants at Energea Global and coordinates with a bench of third-party accounting firms across our jurisdictions of operation.

Dave Rutty

Dave is a highly experienced solar professional with over 12 years of hands-on experience building, maintaining, and managing solar projects. As a Project Analyst at Energea Global, he plays a pivotal role in overseeing construction and maintenance operations across all markets, ensuring projects are executed with precision, safety, and technical excellence. Dave is responsible for preparing Investment Committee memos across Energea Global's multidisciplinary team of experts to ensure all investments meet the company's stringent compliance requirements.

From 2020 to 2022, Dave served as a Managing Partner at SRES, a solar contracting company based in the northeastern U.S. Prior to that, Dave was served as the Vice President of Operations and Maintenance at Greenskies Renewable Energy LLC.

Julio Cezar dos Santos de Morais

Julio is an experienced electrical engineer specializing in photovoltaic systems, currently serving as an Electrical Engineer at Energea Global since October 2023. He oversees project design, field and factory inspections, and engineering analysis for distributed generation systems. His technical expertise includes tools such as PVSyst, AutoCAD, and protection design for medium-voltage applications.

Over the past nine years, Julio has held engineering roles at CPFL Renováveis, Deode Energia, MEPEN Energia, and others, where he managed solar projects exceeding 100 MW of combined solar power generation capacity. Julio led technical teams and performed system simulations and commissioning. He holds both bachelor's and master's degrees in Electrical Engineering from the Federal University of Technology - Paraná (UTFPR), with academic research published in the field of power electronics.

Juan Carvajales

Juan is a seasoned business development professional with over 15 years of experience in the renewable energy sector across U.S. and Latin American markets. Since August 2023, he has worked as a Loan Analyst at Energea Global, where he supports investment strategies and portfolio architecture, leveraging his background in project development, financing, and cross-border renewable energy transactions to identify private credit opportunities.

Before joining Energea Global, Juan held key leadership roles including Director of Business Development at GeneraSol (2007-2023) and Board Member at SUA Power Company (2021-2023), where he focused on structuring and executing solar PV and off-grid energy projects. He has also led utility-scale solar development at Grupo BAZ and has a foundational background in project and operations management. Juan holds a BBA from Politécnico Costa Atlántica and additional certifications in solar energy and environmental science.

Legal Proceedings Involving Executives and Directors

Within the last five years, no Director, Executive Officer, or Significant Employee of the Company has been convicted of, or pleaded guilty or no contest to, any criminal matter, excluding traffic violations and other minor offenses.

Within the last five years, no Director, Executive Officer, or Significant Employee of the Company, no partnership of which an Executive Officer or Significant Employee was a general partner, and no corporation or other business association of which an Executive Officer or Significant Employee was an executive officer, has been a debtor in bankruptcy or any similar proceedings.

Other Solar Energy Funds

Energea Global, the General Partner of the Company, is also the general partner or manager of three other funds formed to acquire and operate solar power projects, each of which is conducting an offering under Regulation A:

•       Energea Portfolio 2 LP ("Portfolio 2"), which was formed to acquire and operate projects located in Brazil with residential and small business customers.

•       Energea Portfolio 4 USA LP ("Portfolio 4"), which was formed to acquire and operate projects located in the United States.

•       Energea Portfolio 5 LP ("Portfolio 5"), which was formed to acquire and operate projects located in Latin America.

The status of each of the Company's, Portfolio 2's, Portfolio 4's and Portfolio 5's current and prior offerings, as of December 31, 2024, is below:

	Energea Portfolio 2 LP	Energea Portfolio 3 Africa LP	Energea Portfolio 4 USA LP	Energea Portfolio 5 LATAM LP
Date of Prior Offering Qualification	08/13/2020	08/2/2021	07/01/2021	N/A
Offering Amount Raised Through 12/31/24*	$22,061,519.49	$5,152,094.63	$4,753,234.65	-
Solar Projects Owned	Thirteen	Sixteen	Four	-
Prior Offering Status	Terminated	Terminated	Terminated	N/A
Current Maximum Offering Amount	$50,000,000	$50,000,000	$50,000,000	$50,000,000
Date of Current Offering Qualification	06/06/2024	06/17/2024	06/26/2024	02/5/2026
* Gross of stock issuance costs

Compensation of General Partner

Our General Partner is compensated when the Company pays the fees described in the table below ("Fees"):

Type of Fee	Timing of Fee	Description
Reimbursement of Marketing Expenses	Ongoing
The Company must reimburse the General Partner for expenses the General Partner incurs while promoting the Company to potential investors. The maximum reimbursable amount is 5% of the total amount raised. Types of costs that will be reimbursed by the Company to the General Partner for marketing expenses include digital and conventional advertisements, marketing personnel and third-party costs, promotional events and any other cost associated with communicating this Offering to the general public. f the Company were to raise the $50,000,000 we hope to raise through this Offering, we would estimate the marketing costs and reimbursements to be approximately (and not over) $2,500,000 (1).

Management Fees	Ongoing	The General Partner will charge the Company a monthly management fee equal to 0.167% of the aggregate capital that has been invested into the Company.
Carried Interest	When the distributions exceed the Preferred Return
The General Partner will receive 20% of all distributed cash flow above the monthly amount necessary for Preferred Equity Investors to receive their Preferred Return. For more detail, see "Carried Interest" below.

Origination Fees	When Projects and Loans are originated
The General Partner might originate and develop Projects and Loans that are acquired by the Company. If so, the General Partner shall be entitled to compensation that is no greater than 5.0% of the Project's cost or the Loan's outstanding balance.

O&M and Energy Sales Services ("Ancillary Services")	Ongoing as services are rendered according to contract	The Company does not currently pay the General Partner for any Ancillary Services.
Interest on Loans	Whenever due and payable
The General Partner might lend to the Company to fund the acquisition or investment in Projects and Loans or for other purposes. Such a loan will bear interest at market rates. The amount of interest will depend on the amount and term of any such loans.

(1)   The estimated amount of "marketing costs and reimbursements" represents a "not-to-exceed" estimate for organization, offering, and marketing reimbursements. This figure is a cap only. Actual reimbursements are tied to actual expenses incurred and may be substantially lower.

Deferment of Fees

While the General Partner is not entitled to any compensation other than the Fees as described above, it may defer some or all of Fees at any time based on the General Partner's assessment of the cash flow at the Company. Some Fees may be deferred indefinitely at the discretion of the General Partner. To date, the General Partner has provided services without charging the full amount owed by the Company. As the Company and its cash flow stabilize, the General Partner may charge for deferred Fees ("Deferred Fees") - see "Fees Paid to General Partner" for more information.

Fees Paid to General Partner

As the Company grows, markets, exceeds Preferred Returns and requires the General Partner for Ancillary Services, fees are accrued to the General Partner, some of which are deferred, as described above. Below is a table which calculates the total amounts paid to the General Partner from all possible fees, which have been paid as of December 31, 2024:

Fee Type	Fees Paid to General Partner in 2024	Fees Paid Since Inception (including 2024 fees)
Reimbursement of Marketing Expenses	$50,000.00	$50,000.00
Asset Management Fee	$1,292.01	$1,590.09
Carried Interest	$2,963.46	$4,504.76
Origination Fees	$0.00	$0.00
Ancillary Services	$0.00	$0.00
Interest on Loans	$0.00	$0.00
TOTAL	$54,255.47	$56,094.85

Co-Investment

The General Partner and its affiliates might purchase Class A Investor Shares. If so, they will be entitled to the same distributions as other Preferred Equity Investors. If such investment is made to facilitate the Company's acquisition of or investment in Projects before there are sufficient offering proceeds, the General Partner will be entitled to redeem its Class A Investor Shares from additional Offering proceeds as they are raised.

Security Ownership of General Partner and Certain Securityholders

The individuals named below, as well as other employees of the General Partner may own Class A Investor Shares that they purchased privately through the Platform in the same manner as any Investor.

The following table sets forth the approximate beneficial ownership of our Class A Investor Shares as of December 31, 2024, for each person or group that holds more than 10.0% of our Class A Investor Shares, and for each director and executive officer of our General Partner and for the directors and executive officers of our General Partner as a group.

Name of Beneficial Owner (1)(2)	Number of Shares Beneficially Owned	Amount and Nature of Beneficial Ownership Acquirable	Percent of All Shares
Energea Global LLC	12,381	N/A	0.2884%
Michael Silvestrini	5,169(3)	N/A	0.1204%
Christopher Sattler	4,070(3)	N/A	0.0948%
Gray Reinhard	61	N/A	0.0014%
All directors and executive officers of our General Partner as a group (3 persons)	190	N/A	0.0044%
	-		-

(1)   Under SEC rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to dispose of or to direct the disposition of such security. A person also is deemed to be a beneficial owner of any securities which that person has a right to acquire within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he or she has no economic or pecuniary interest.
(2)   Each listed beneficial owner, person or entity has an address in care of our principal executive offices at 52 Main Street, Chester, CT 06412.
(3)   Includes shares beneficially owned by Energea Global LLC, under the control of its Class A Shareholders. Notably, Michael Silvestrini and Chris Sattler, as the largest principal shareholders, hold 41.33% and 32.24% of the shares of Energea Global LLC, respectively. (As of December 31, 2024)

Interest of Management and Others in Certain Transactions

The Company might enter into other transactions with related parties. If so, any compensation paid by the Company to the related party shall be (i) fair to the Company, and (ii) consistent with the compensation that would be paid to an unrelated party.

By "related party" we mean:

•       The General Partner or a subsidiary of the General Partner;

•       Any director, executive officer, or significant employee of the Company or the General Partner;

•       Any person who has been nominated as a director of the Company or the General Partner;

•       Any person who owns more than 10% of the voting power of the Company or the General Partner; and

•       An immediate family member of any of the foregoing.

As of the date of this Offering Circular, the Company has entered into transactions with related parties in one circumstance:

•       Credit Advance: The Company entered into several credit advances from the General Partner to accelerate the availability of capital needed to make certain small payments. These amounts are recorded as due-to/due-from transactions and no interest is charged to the Company for these advances.

The Company has not, and does not intend to, enter into any related party transaction with the General Partner or its subsidiaries or any other related party other than those transactions described above in "Compensation of General Partner". As discussed above, the Company may pay or reimburse the General Partner for marketing expenses, management fees, Carried Interest, Ancillary Services and interest on loans. There are no other expenses, nor will there be other expenses in the future, where the Company pays a related party other than the Fees.

Securities Being Offered: the Class A Investor Shares

Description of Securities

The Company is offering up to $50,000,000 of Class A Investor Shares. All of the rights and obligations associated with the Class A Investor Shares are set forth in:

•       The LP Agreement, which can be found here; and

•       The Authorizing Resolution, which can be found here.

Price of Class A Investor Shares

The fixed price of Class A Investor Shares was determined by calculating the Net Asset Value ("NAV") of the Company and dividing the NAV by the total number of outstanding shares. The NAV is calculated as the Net Present Value ("NPV") of the Estimated Net Operating Income ("Estimated NOI") of the Company.

The Estimated NOI calculation begins with an estimation of cash flow. Cash flow comes from distributions from Projects, interest payments from Loans and interest earned from Company Investments. To estimate distributions from Project, we estimate monthly energy produced by each Project using predictive software called PVsyst. PVsyst is a vital tool in the solar industry for designing and simulating the performance of photovoltaic systems. Its comprehensive features enable precise predictions of solar power generation ("kWh"), considering a wide range of variables and site-specific conditions. To estimate monthly revenue for each Project, the energy rate described in the Project Rental Contract ("Energy Rate") is multiplied by kWh throughout the term of the Project Rental Contracts. We then deduct the expected Project Operating Expenses to determine the cash available for distribution to the Company from the Projects (see "Our Operating Costs and Expenses - Project Operating Expenses"). In addition, to the cash available for distribution from the Projects, in determining the Estimated NOI, we add any anticipated interest payments from Loans and Company Investments.

We then deduct all of the expected operating expenses Company level (see "Our Operating Costs and Expenses - Company Operating Expenses") from the cash flow. These expenses are fairly easy to estimate as they are either consistent and predictable (like a bank fee) or fixed (like a management fee). By subtracting the estimated operating costs and expenses from the estimated cash flow, we establish a monthly Estimated NOI. We then use an XIRR calculation to compute the NPV of that Estimated NOI using the Company's IRR as the discount rate in the NPV equation. For example, if the Estimated NOI would result in a 12% IRR, we use 12% as the discount rate when calculating the NPV of the Estimated NOI.

Therefore, the NPV of the Estimated NOI using the IRR as the discount rate establishes the NPV of the Company. When we divided the NPV of the Company by the number of outstanding Class A Investor Shares, we arrive at a price per share.

Voting Rights

Investors will have no right to vote or otherwise participate in the management of the Company. Instead, the Company will be managed by the General Partner exclusively.

Limited Partnership Agreement

The Company is governed by a Limited Partnership Agreement dated June 5, 2025 (the "LP Agreement"). A copy of the LP Agreement can be found here. The Class A Investor Shares being offered were created by the General Partner under an Authorizing Resolution pursuant to Section 3.01 of the LP Agreement. A copy of the Authorizing Resolution can be found here.

The LP Agreement establishes Energea Global LLC, a Delaware limited liability company, as the General Partner.

Summary of LP Agreement and Authorizing Resolution

The following summarizes some of the key provisions of the LP Agreement and the Authorizing Resolution. This summary is qualified in its entirety by the LP Agreement itself, a copy of which can be found here, and by the Authorizing Resolution itself, a copy of which can be found here.

Formation and Ownership

The Company was formed in Delaware on March 11, 2021, pursuant to the Delaware Limited Liability Company Act. On June 5, 2025, the Company converted from a Delaware limited liability company to a Delaware limited partnership, pursuant to the Delaware Revised Uniform Partnership Act.

Under the LP Agreement, ownership interests in the Company are referred to as "Share", while the owners, are referred to as "Limited Partners".

Shares and Ownership

The General Partner adopted the Authorizing Resolution to create the Class A Investor Shares. Any Investor who buys Class A Investor Shares in the Offering will be an "Limited Partner" under the LP Agreement.

The interests in the Company are denominated by 2,501,000,000 "Shares". 2,000,000,000 of these Shares are designated as either Class B Shares, Class C Shares, Class D Shares or Class I Shares, with the exact amount of each such class being determined by the General Partner. In accordance with the LP Agreement, the General Partner may reclassify any unsold existing class of Investor Shars into one or more classes by adopting Authorizing Resolutions. f Investor Shares into one or more classes, by adopting one or more authorizing resolutions.

The Class A Investor Shares will, for the most part, be owned by Investors and are the subject of this Offering. The General Partner currently owns 12,382 Class A Investor Shares. By adopting other authorizing resolutions, the General Partner may create, offer, and sell other classes of Investor Shares in the future, which could have rights superior to the rights of the Class A Investor Shares.

Management

The General Partner has complete discretion over all aspects of the business conducted by the Company. For example, the General Partner may (i) create classes of Shares with such terms and conditions as the General Partner may determine in its sole discretion; (ii) issue Shares to any person for such consideration as the General Partner maybe determine in its sole discretion, and admit such persons to the Company as Limited Partners; (iii) engage the services of third parties to perform services on behalf of the Company; (iv) enter into one or more joint ventures; (v) purchase, lease, sell, or otherwise dispose of any real estate and other assets, including Projects or Loans, in the ordinary course of business or otherwise; (vi) enter into leases and any other contracts of any kind; (vii) incur indebtedness on behalf of the Company, whether to banks or other lenders; (viii) determine the amount of the Company's distributable cash (as described herein) and, subject to any authorizing resolutions, the timing and amount of distributions to Limited Partners; (ix) determine the information to be provided to the Limited Partners; (x) grant mortgages, liens, and other encumbrances on the Company's assets; (xi) make all elections under the Code and the provisions of State and local tax laws; (xiii) file a petition in bankruptcy; (xiv) discontinue the business of the Company; and (xv) dissolve the Company.

Investors who purchase Class A Investor Shares will not have any right to vote on any issue other than certain amendments to the LP Agreement, or to remove the General Partner.

The General Partner can be removed for "cause" under a procedure set forth in Section 5.06 of the LP Agreement.

The term "cause" includes:

•       An uncured breach of the LP Agreement by the General Partner; or

•       The bankruptcy of the General Partner; or

•       Certain misconduct on the part of the General Partner, if the individual responsible for the misconduct is not terminated.

A vote to remove the General Partner for cause must be approved by Limited Partners owning at least seventy five percent (75%) of the issued and outstanding Class A Investor Shares and the Reg D Shares, voting together as a single class (the Class A Investor Shares and the Reg D Shares being collectively referred to herein as the "Investor Shares"). Whether "cause" exists would then be decided in arbitration proceedings conducted under the rules of the American Arbitration Association, rather than in a court proceeding.

These provisions are binding on every person who acquires Class A Investor Shares, including those who acquire Class A Investor Shares from a third party, i.e., not from the Company.

Exculpation and Indemnification of General Partner

The LP Agreement protects the General Partner and its employees and affiliates from lawsuits brought by Investors. For example, it provides that the General Partner will not be liable to the Company for mistakes, errors in judgment, or other acts or omissions (failures to act) as long as the act or omission was not the result of the General Partner's fraud or willful misconduct under the LP Agreement. This limitation on the liability of the General Partner and other parties is referred to as "exculpation."

The LP Agreement also requires the Company to indemnify (reimburse) the General Partner, its affiliates, and certain other parties from losses, liabilities, and expenses they incur in performing their duties. For example, if a third party sues the General Partner on a matter related to the Company's business, the Company would be required to indemnify the General Partner for any losses or expenses it incurs in connection with the lawsuit, including attorneys' fees. However, if it is judicially determined the such General Partner is not entitled to be exculpated under the standard described in the preceding paragraph by the LP Agreement, the General Partner shall promptly reimburse the Company for any reimbursed or advanced expenses.

Notwithstanding the foregoing, no exculpation or indemnification is permitted to the extent such exculpation or indemnification would be inconsistent with the requirements of federal or state securities laws or other applicable law.

The detailed rules for exculpation and indemnification are set forth in section 6.02 of the LP Agreement.

Obligation to Contribute Capital

Once an Investor pays for his, her, or its Class A Investor Shares, the Investor will have no obligation to make further contributions to the Company (except for the return of distributions under certain circumstances as required by Sections 17-607 and 17-804 of the Delaware LP Act, as described in more detail under "Liability To Make Additional Contributions" below.

Personal Liability

No Investor will be personally liable for any of the debts or obligations of the Company.

Distributions

The manner in which the Company will distribute its available cash is described in "Securities Being Offered - Calculating Distributions".

Transfers and First Right of Refusal

In general, Investors may freely transfer their Class A Investor Shares. However, if an Investor wants to sell Class A Investor Shares, the Investor may only offer the Class A Investor Shares to the General Partner via the Platform. The General Partner generally has a first right of refusal to purchase Class A Investor Shares pursuant to Article 8 of the LP Agreement. See "Risk Factors-No Market for the Class A Investor Shares; Limits on Transferability."

Death, Disability, Etc.

If an Investor who is a human being (as opposed to an Investor that is a legal entity) should die or become incapacitated, the Investor or his, her or its successors will continue to own the Investor's Class A Investor Shares.

Fees to General Partner and Affiliates

The Company will pay certain management fees and other fees to the General Partner, as summarized in "Compensation of General Partner".

Mandatory Redemptions

The General Partner may require an Investor to sell his, her, or its Class A Investor Shares back to the Company:

•       If the Investor is an entity governed by the Employee Retirement Income Security Act of 1974, Code section 4975, or any similar Federal, State, or local law, and the General Partner determines that all or any portion of the assets of the Company would, in the absence of the redemption, more likely than not be treated as "plan assets" or otherwise become subject to such laws.

•       If the General Partner determines that the Investor has engaged in certain misconduct described in the LP Agreement.

If an Investor's Class A Investor Shares are purchased by the Company as provided above, the price will be equal to 90% of the then-current share price of such Class A Investor Shares as published on the Platform.

The purchase price will be paid by wire transfer or other immediately available funds.

"Drag-Along" Right

If the General Partner wants to sell the business conducted by the Company, it may affect the transaction as a sale of the Project owned by the Company or as a sale of all the Shares in the Company. In the latter case, Investors will be required to sell their Class A Investor Shares as directed by the General Partner, receiving the same amount they would have received had the transaction been structured as a sale of assets.

Electronic Delivery

All documents, including all tax-related documents, will be transmitted by the Company to Investors via email and/or through the Platform.

Amendment

The General Partner may amend the LP Agreement unilaterally (that is, without the consent of anyone else) for a variety of purposes, including to:

•       Cure ambiguities or inconsistencies in the LP Agreement;

•       Add to its own obligations or responsibilities;

•       Conform to this Offering Circular;

•       Comply with any law;

•       Ensure that the Company isn't treated as an "investment company" within the meaning of the Investment Company Act of 1940;

•       Do anything else that could not reasonably be expected to have, a material adverse effect on Investors.

An amendment that has, or could reasonably be expected to have, a material adverse effect on Investors, requires the consent of the General Partner and Investors holding a majority of the Class A Investor Shares.

An amendment that would require an Investor to make additional capital contributions, delete or modify any amendments listed in Section 11.03 of the LP Agreement or impose personal liability on an Investor requires the consent of the General Partner and each affected Investor.

Information Rights

Within a reasonable period after the end of each fiscal year of the Company, the General Partner will provide Investors with  (i) a statement showing in reasonable detail the computation of the amount distributed, and the manner in which it was distributed (ii) a balance sheet of the Company, (iii) a statement of income and expenses, and (iv) such additional information as may be required by law. The financial statements of the Company need not be audited by an independent certified public accounting firm unless the General Partner so elects or the law so requires. While the Company currently maintains audited financial statements, under the LP Agreement, the Company is not required to maintain audited financial statements unless the General Partner so elects or the law so requires.

As a "Tier 2" issuer under Regulation A, the Company will also be required to provide investors with additional information on an ongoing basis, including annual audited financial statements, annual reports filed on SEC Form 1-K, semiannual reports filed on SEC Form 1-SA, special financial reports filed on SEC Form 1-K, and current reports on SEC Form 1-U. If, however, our Class A Investor Shares are held "of record" by fewer than 300 persons, these reporting obligations could be terminated.

A Member's right to see additional information or inspect the books and records of the Company is limited by the LP Agreement.

Distributions in Liquidation

Distributions made in liquidation of the Company will be made in the manner described "Calculating Distributions", depending on whether the distributions consist of ordinary operating cash flow or net capital proceeds.

Preemptive Rights

The holders of the Class A Investor Shares will not have preemptive rights. That means that if the Company decides to issue securities in the future, the holders of the Class A Investor Shares will not have any special right to buy those securities.

Liability to Make Additional Contributions

Once an Investor pays for his, her, or its Class A Investor Shares, the Investor will have no obligation to make further contributions to the Company (except for the return of distributions under certain circumstances as required by Sections 17-607 and 17-804 of the Delaware LP Act).

Under Section 17-607 of the Delaware LP Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the limited partnership, would exceed the fair value of the assets of the limited partnership. The Delaware LP Act provides that a partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of Section 17-607 of the Delaware LP Act shall be liable to the limited partnership for the amount of the distribution for three years.

Under Section 17-804 of the Delaware LP Act, a limited partnership is required to distribute its assets: (i) first to creditors, to the extent otherwise permitted by law, in satisfaction of the limited partnership's liabilities other than liabilities for which payment has been made and distributions to partners and former partners; (ii) unless otherwise provided in its limited partnership agreement, to partners and former partners in satisfaction of liability for distributions under the Delaware LP Act; and (iii) unless otherwise provided in its limited partnership agreement, to partners first for the return of their contributions and second respecting their partnership interests, in the portions in which they share in distributions. The Delaware LP Act provides that a member who receives a distribution and knew at the time of the distribution that the distribution was in violation of Section 17-804 of the Delaware LP Act shall be liable to the limited partnership for the amount of the distribution for three years.

Withholding

In some situations, the General Partner might be required by law to withhold taxes and/or other amounts from distributions made to Investors. The amount we withhold will still be treated as part of the distribution. For example, if we distribute $100 to an Investor and are required to withhold $10 in taxes, for our purposes the Investor will be treated as having received a distribution of $100 even though only $90 was deposited in the Investor's bank account.

At this time, all Investors are U.S. persons for all federal tax purposes. To the extent at any point in the future any Investors may be non-U.S. persons, the distributions to Investors may be subject to additional tax withholding and other reporting requirements.

No Guarantee

The Company can only distribute as much cash flow as the Company has available for distributions (see "Distributions"). There is no guarantee that the Projects will generate enough cash flow, after paying expenses, to distribute enough to pay a positive return to Investors or even to return all their invested capital.

Redemption Plan

Investors should note that the General Partner may, in its sole discretion, amend, suspend, or terminate the Redemption Plan at any time without prior notice for any reason, and the General Partner reserves the right to reject any Redemption Request at any time for any reason.

Our Class A Investor Shares are currently not listed on a national securities exchange or included for quotation on a national securities market, and currently there is no intention to list our Class A Investor Shares. While Investors should view an investment in the Company as long-term, we are adopting a redemption plan ("Redemption Plan") whereby an Investor has the opportunity to obtain liquidity.

At any time after sixty (60) days following the purchase of Class A Investor Shares, an Investor may request redemption of their Class A Investor Shares in accordance with the Company's Redemption Plan as set forth herein.

In order to submit a redemption request ("Redemption Request") Investors must (1) submit a time-stamped request via the Platform, (2) have no more than one outstanding request at any given time, and (3) request that the Company redeem no more than $50,000 worth of Class A Investor Shares per request. In addition, the Redemption Plan is subject to certain liquidity limitations, which may fluctuate depending on the liquidity of the Company. We reserve the right to reject any Redemption Request at any time to protect our operations and our non-redeemed Investors, to prevent an undue burden on our liquidity, or for any other reason, including, what we deem to be a pattern of excessive, abusive or short-term trading.

As calculated below, the redemption price ("Redemption Price") may be reduced by a discount based on the time of the Redemption Request, rounded down to the nearest cent. The Redemption Price will be equal to (i) the current price of the Class A Investor Shares in effect at the time the Redemption Request is made, reduced by (ii) the aggregate sum of distributions, if any, with record dates during the period between the Redemption Request date and the redemption date. The current price of the Class A Investor Shares is published on the Platform, and Investors will be informed of the estimated Redemption Price at the time a Redemption Request is submitted, subject to the adjustment for distributions described above.

Based on the time when an Investor submits a Redemption Request, the Redemption Prices are set forth below:

Holding Period from Date of Settlement	Redemption Price (as percentage of per share redemption price) (1)
Settlement date to 60 days	No Redemptions
60 days to 3 years	95.0	%(2)
More than 3 years	100.0	%(3)

(1)   The Redemption Price will be the per share price for our Class A Investor Shares in effect as of the time the Redemption Request is made (i) reduced by any distributions, if any, with record dates during the period between the Redemption Request date and the redemption date and (ii) rounded down to the nearest $0.01.
(2)   For Class A Investor Shares held between 60 days and three (3) years, the Redemption Price includes a fixed 5.0% discount based on the per share price for our Class A Investor Shares in effect at the time of the Redemption Request.
(3)   There is no discount to redemptions of Class A Investor Shares held at least three (3) years.

Investors may withdraw their Redemption Request at any time before the redemption is paid. If we agree to honor a Redemption Request, such Redemption Request will be paid within 90 days.

In light of the SEC's current guidance on redemption plans, we generally intend to limit redemptions in any calendar quarter to Class A Investor Shares whose aggregate value is 5.00% of the NAV of all of our outstanding Class A Investor Shares on the last business day of the preceding quarter, with excess capacity carried over to later calendar quarters in that calendar year, up to a maximum of 20.00% of the NAV of all of our Class A Investor Shares outstanding during any calendar year. Notwithstanding the foregoing, we are not obligated to redeem Class A Investor Shares under the Redemption Plan.

We cannot guarantee that the funds, if any, set aside for the Redemption Plan will be sufficient to accommodate all Redemption Requests. In the event our General Partner determines, in its sole discretion, that we do not have sufficient funds available to redeem all of the Class A Investor Shares for which Redemption Requests have been submitted, such pending Redemption Requests will be honored on a first in first out basis, if at all. In the event that not all Redemption Requests are being honored in a given quarter, due to reaching the 5.00% quarterly limit or otherwise, the Redemption Requests not fully honored will carry over to the first business day of the next quarter and Investors will not need to submit a new Redemption Request the following quarter. Investors will be notified within 10 days of submitting a Redemption Request whether their request for Redemption has been accepted or denied.

We intend to limit Investors to one (1) Redemption Request outstanding at any given time, meaning that, if an Investor desires to request more or less Class A Investor Shares be redeemed, such Investor must first withdraw the first Redemption Request. For Investors who hold Class A Investor Shares with more than one record date, Redemption Requests will be applied to such Class A Investor Shares in the order in which they settled, on a first in first out basis - meaning, those Class A Investor Shares that have been continuously held for the longest amount of time will be redeemed first. In addition, we intend to limit Redemption Requests to $50,000 worth of Class A Investor Shares per Redemption Request.

In addition, our General Partner may, in its sole discretion, amend, suspend, or terminate the Redemption Plan at any time without prior notice, including to protect our operations and our non-redeemed Investors, to prevent an undue burden on our liquidity, following any material decrease in our NAV, or for any other reason. In the event that we suspend our Redemption Plan, we expect that we will reject any outstanding Redemption Requests and do not intend to accept any new Redemption Requests. In the event that we amend, suspend or terminate our Redemption Plan, we will file an Offering Circular supplement and/or Form 1-U, as appropriate, and post such information on the Platform to disclose such action. Therefore, you may not have the opportunity to make a Redemption Request prior to any potential termination of our Redemption Plan.

Rights of Common Shares

Investors will own the majority of the Class A Investor Shares while the General Partner will own all the Common Shares. The General Partner currently owns 12,382 Class A Investor Shares. The principal rights associated with the Common Shares are as follows:

•       Distributions: As the holder of the Common Shares, the General Partner will be entitled to the distributions of the Carried Interest.

•       Voting Rights: The Common Shares will have no voting rights per se. However, the General Partner, in its capacity as the general partner of the Company, will control the Company.

•       Obligation to Contribute Capital: Holders of the Common Shares will have no obligation to contribute capital to the Company.

•       Redemptions: Holders of the Common Shares will have no right to have Common Shares redeemed.

Investment Agreements

To purchase Class A Investor Shares, you are required to sign an investment agreement, the forms of which are attached hereto (See "How to Invest"). Each of the Investment Agreements enable Investors to make an initial purchase of Class A Investor Shares (to the extent the Investor is making a one-time purchase of the Class A Investor Shares). The Auto-Invest Agreement and the Auto-Reinvestment Agreement permit an Investor to make a one-time purchase of Class A Investor Shares and/or enable an Investor to elect to make additional purchases of Class A Investor Shares, pursuant to the terms of this Offering, on a periodic basis, by either (i) establishing with the Company, a plan for the Investor to automatically invest in the Offering on a periodic basis, subject to the terms of an Auto-Invest Agreement signed by the Investor and the Company or (ii) to reinvest the distributions the Investor receives from their Class A Investor Shares into the purchase of additional Class A Investor Shares, subject to the terms and conditions of the an Auto-Reinvestment Agreement, signed by the Investor and the Company.

The Investment Agreements will limit your rights in several important ways if you believe you have claims against us arising from the purchase of your Class A Investor Shares:

•       Any claims arising from your purchase of Class A Investor Shares must be brought in the state or federal courts located in Wilmington, Delaware, which might not be convenient to you.

•       You would not be entitled to recover any lost profits or special, consequential, or punitive damages. However, that limitation does not apply to claims arising under federal securities laws.

Terms of Auto-Invest Agreement

To the extent an Investor elects to automatically invest in the Offering on a periodic basis, such Investor will be subject to the terms and conditions of an Auto-Invest Agreement, which include, but are not limited to the following:

•       Upon signing the Auto-Invest Agreement, the Investor will indicate the number of additional Class A Investor Shares ("Additional Shares") the Investor intends to purchase and the intervals at which the Investor will make such purchases, following their initial purchase of Class A Investor Shares, on the Investor Information Sheet attached thereto.

•       Price: The price of Additional Shares to be purchased by Investor shall be the same price at which Class A Investor Shares are then being offered in the Offering.

•       Opt Out: The Investor will have the ability cancel or pause the Auto-Investments from the Purchaser's online Energea account settings (https://www.energea.com/users/auto-invest), or by giving the Company at least (30) calendar days' notice (via email).

•       Termination: In accordance with Regulation A, the Investor will no longer be permitted to make Auto-Investments after the Offering is terminated.

•       Limitation: The law limits how much an investor who is not "accredited" within the meaning of 17 CFR §230.501(a) may invest in the Offering. As such, the Investor's investments could be subject to a cutback, and the Auto-Invest Agreement subject to termination, in the event the Company meets or exceeds the maximum amount of the Offering or, in the event the investor is non-accredited, the Investor's cumulative amount of investments with the Company meets or exceeds the maximum investment amounts permitted by a non-accredited investor under Regulation A. Under either circumstance, the Investor would be redeemed for those Class A Investor Shares subject to the cutback.

•       No Transfer of Shares: The Investor will be prohibited from transferring the Shares purchased pursuant to the terms of the Auto-Invest Agreement without complying with the terms of the LP Agreement, subject to rights of first refusal in favor of the Company and securities laws limitations.

•       Forum Selection: The Auto-Invest Agreement is governed by the internal laws of Delaware. Pursuant to the terms of the Auto-Invest Agreement, if the Investor is not otherwise subject to service of process in Delaware, the Investor agrees to appoint and maintain an agent in Delaware to accept service, and to notify the Company of the name and address of such agent.

•       Potential for Cutback of Additional Shares Purchased: As a Tier 2 offering under Rule 251(a), the Investor's Class A Investor Shares could be subject to a cutback, and the agreement subject to termination, in the event the Company meets or exceeds the maximum amount of the Offering or, in the event the investor is non-accredited, the Investor's cumulative amount of investments with the Company meets or exceeds the maximum investment amounts permitted by a non-accredited investor under Regulation A. Under either circumstance, the investor would be redeemed for those Class A Investor Shares subject to the cutback.

Terms of Auto-Reinvestment Agreement

To the extent an Investor elects to reinvest the distributions the Investor receives from their Class A Investor Shares into the purchase of additional Class A Investor Shares, such Investor will be subject to the terms and conditions of an Auto-Invest Agreement, which include, but are not limited to the following:

•       By signing the Auto-Reinvestment Agreement, the investor will agree to use a portion of the amount of the distributions received from the Company through the Investor's ownership of Class A Investor Shares to purchase Additional Shares.

•       Price: The price of Additional Shares to be purchased by Investor shall be the same price at which Class A Investor Shares are then being offered in the Offering.

•       Opt Out: The Investor will have the ability cancel or pause the Auto-Investments from the Purchaser's online Energea account settings (https://www.energea.com/users/auto-invest), or by giving the Company at least (30) calendar days' notice (via email).

•       Termination: In accordance with Regulation A, the Investor will no longer be permitted to make Auto-Reinvestments after the Offering is terminated.

•       Limitation: The law limits how much an investor who is not "accredited" within the meaning of 17 CFR §230.501(a) may invest in the Offering. As such, the Investor's investments could be subject to a cutback, and the Auto-Reinvestment Agreement subject to termination, in the event the Company meets or exceeds the maximum amount of the Offering or, in the event the investor is non-accredited, the Investor's cumulative amount of investments with the Company meets or exceeds the maximum investment amounts permitted by a non-accredited investor under Regulation A. Under either circumstance, the Investor would be redeemed for those Class A Investor Shares subject to the cutback.

•       Investor Promises: The Investor promises, among other things, that the Shares shall not be transferred without complying with the terms of the LP Agreement, subject to rights of first refusal and securities laws limits.

•       Forum Selection: The Auto-Reinvestment Agreement is governed by the internal laws of Delaware. If the Investor is not otherwise subject to service of process in Delaware, the Investor agrees to appoint and maintain an agent in Delaware to accept service, and to notify the Company of the name and address of such agent.

•       Potential for Cutback of Additional Shares Purchased: As a Tier 2 offering under Rule 251(a), the Investor's Class A Investor Shares could be subject to a cutback, and the agreement subject to termination, in the event the Company meets or exceeds the maximum amount of the Offering or, in the event the investor is non-accredited, the Investor's cumulative amount of investments with the Company meets or exceeds the maximum investment amounts permitted by a non-accredited investor under Regulation A. Under either circumstance, the investor would be redeemed for those Class A Investor Shares subject to the cutback.

Investment Limitations for Non-Accredited Investors

With respect to auto-reinvestments, investors will receive an email notification that the Company has made a distribution. The email will indicate what portion of the distribution will be reinvested to purchase additional Class A Investor Shares and will include a hyperlink to the then-current Offering Statement.

The Company maintains a ledger of each non-accredited investor to track the amounts such investor has made in order to ensure compliance with the exemption. Furthermore, the Company maintains a robust record-keeping system in order to monitor amounts raised under the Offering. To the extent the Company exceeds the total Offering amount, the Company will redeem those investors whose purchases of Class A Investor Shares were in excess of the limits of the Offering and all Auto-Reinvestment Agreements will be terminated, in each instance, pursuant to their terms.

Upon receipt of the investor's Re-Investment Agreement, Investor Information Sheet, and confirmation that the investor has created an account on the Platform, the Company will take reasonable steps to evaluate whether the information the investor has provided is sufficient to establish whether such investor is accredited. If the investor is not accredited, then pursuant to Rule 251(d)(2)(i)(C), the Company will determine if the non-accredited investor's aggregate purchase price to be paid by the investor is no more than ten percent (10%) of the greater of such investor's: (1) annual income or net worth if a natural person; or (2) revenue or net assets for such purchaser's most recently completed fiscal year end if a non-natural person. The investor will provide this information on the Investor Information Sheet and on the Platform.

How To Invest

To buy Class A Investor Shares, go to the Platform and follow the instructions. You will be asked for certain information about yourself, including:

•       Your name and address

•       Your email address

•       Your social security number (for tax reporting purposes)

•       Whether you are an "accredited investor"

•       If you not an accredited investor, your income and net worth

You will also be asked to sign an Investment Agreement, a copy of which is available here.

To the extent you wish to participate in the Offering by automatically investing on a periodic basis, you will be asked to sign an Auto-Invest Agreement, a copy of which is available here.

To the extent you wish to participate in the Offering by electing to use the amount of distributions that you receive to purchase additional Class A Investor Shares, you will be asked to sign an Auto-Reinvestment Agreement, a copy of which is provided here.

The minimum investment is $100. You will pay for your Class A Investor Shares using one of the options described on the Platform.

The information you submit, including your signed Investment Agreement, is called your "subscription." The General Partner will review your subscription and decide whether to accept it. The General Partner has the right to accept or reject subscriptions in our sole discretion, for any reason or for no reason.

When you invest, your money will be held in an escrow account with a third party until your subscription is reviewed and the General Partner decides whether to accept it. When and if the General Partner confirms that your subscription is complete and decided to accept your subscription, the General Partner will release your money from the escrow account to the Company.

Once the General Partner has accepted your subscription, you will be notified by email and the investment process will be complete. The General Partner will also notify you by email if it does not accept your subscription, although it might not explain why.

You will not be issued a paper certificate representing your Class A Investor Shares.

Anyone can buy Class A Investor Shares. The General Partner does not intend to limit investment to people with a certain income level or net worth, although there are limits on how much non-accredited investors may invest in this Offering.

Limit On The Amount A Non-accredited Investor Can Invest

As long as an Investor is at least 18 years old, they can invest in this Offering. But if the Investor not an "accredited" investor, the amount they can invest is limited by law.

Under 17 CFR §230.501, a regulation issued by the SEC, the term "accredited investor" means:

•       A natural person who has individual net worth, or joint net worth with the person's spouse, that exceeds $1 million at the time of the purchase, excluding the value of the primary residence of such person;

•       A natural person with income exceeding $200,000 in each of the two most recent years or joint income with a spouse exceeding $300,000 for those years and a reasonable expectation of the same income level in the current year;

•       A trust with assets in excess of $5 million, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person;

•       A business in which all the equity owners are accredited investors;

•       An employee benefit plan, within the meaning of the Employee Retirement Income Security Act, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5 million;

•       A bank, insurance company, registered investment company, business development company, or small business investment company;

•       A charitable organization, corporation, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets exceeding $5 million; or

•       A director, executive officer, or general partner of the company selling the securities, or any director, executive officer, or general partner of a general partner of that issuer.

If the Investor falls within any of those categories, then the Investor can invest any amount permitted on the Platform. If the Investor does not fall within any of those categories, then the most they can invest in this Offering is the greater of:

•       10% of their annual income; or

•       10% of their net worth.

These limits are imposed by law, not by the Company.

The Company will determine whether an Investor is accredited when he, she, or it creates an account on the Platform.

Additional Information

We have filed with the SEC an offering statement under the Securities Act on Form 1-A regarding this Offering. This Offering Circular, which is part of the offering statement, does not contain all the information set forth in the offering statement and the exhibits related thereto filed with the SEC, reference to which is hereby made. Upon the qualification of the offering statement, we will be subject to the informational reporting requirements that are applicable to Tier 2 companies whose securities are qualified pursuant to Regulation A, and accordingly, we will file annual reports, semi-annual reports, and other information with the SEC. The SEC maintains a website at www.sec.gov that contains reports, information statements and other information regarding issuers that file with the SEC.

The information incorporated by reference herein is an important part of the offering statement and this Offering Circular. The following documents previously filed with the SEC are incorporated by reference into the offering statement and this Offering Circular:

•       the Company's Annual Report for the fiscal year ended December 31, 2024 on Form 1-K

•       the Company's Semi-Annual Report for the six months ended June 30, 2025 on Form 1-SA

You may review these filings on our website and may also request a copy of these filings at no cost, by contacting us at:

ENERGEA PORTFOLIO 3 AFRICA LP
52 Main Street
Chester, CT 06412
www.energea.com
(860)-316-7466

So long as we remain subject to the periodic reporting requirements of Regulation A, within 120 days after the end of each fiscal year we will file on the SEC's EDGAR website an annual report on Form 1-K. The annual report will contain audited financial statements and certain other financial and narrative information that we are required to provide to investors.

We also maintain a website at www.energea.com, where there may be additional information about our business, but the contents of that site are not incorporated by reference in or otherwise a part of this Offering Circular.

Legal Matters

Certain legal matters with respect to the Class A Investor Shares will be passed upon by the law firm of McCarter & English, LLP headquartered in Newark, New Jersey.

Experts

The Company's financial statements for the fiscal years ended December 31, 2024 and December 31, 2023 incorporated by reference in this Offering Circular have been audited by Whittlesey PC, an independent registered public accounting firm, as stated in its report appearing herein. The financial statements have been included in reliance upon that firm's report on its authority as an expert in accounting and auditing.

Index to Financial Statements

The financial statements of the Company can be found in:

•       "Item 7. Financial Statements" of the Company's Annual Report on Form 1-K for the fiscal year ended December 31, 2024, which can be found here or on the Platform at https://www.energea.com/investment/9.

•       "Item 3. Consolidated Financial Statements" of the Company's Semi-Annual Report on Form 1-SA for the six months ended June 30, 2025, which can be found here or on the Platform at https://www.energea.com/investment/9.

Each of the foregoing reports is incorporated herein by reference. The Company will provide to each holder of securities, including any beneficial owner, upon oral or written request, at no cost to the requester, a copy of the financial statement information that is incorporated herein by reference.

Glossary of Certain Defined Terms

3.8% NITT	A 3.8% Net Investment Income Tax on certain investment income of individuals, trusts, and estates under Section 1411 of the Internal Revenue Code.
Adjusted NOI	The net operating income of the Company after being adjusted so that the IRR of the CAFD is equal to the Preferred Return rate of 7%
Advisers Act	Investment Advisers Act of 1940.
Ancillary Services	Support services like operations, maintenance, and credit management provided to solar projects.
Authorizing Resolution	The authorization adopted by the General Partner pursuant to the LP Agreement that created the Class A Investor Shares.
BESS	Battery back-up systems.
Blue Sky Laws	State-level laws governing investments.
Borrower	A party that repays the Company for a Loan through principal and interest payments.
CAFD	Cash available for distribution.
Carried Interest	The right of the General Partner to receive distributions under the LP Agreement, over and above its right to receive distributions in its capacity as an Investor.
CFC	Controlled foreign corporations.
CGT	Capital gains tax
CIT	Corporate Income Tax
Class A Investor Shares	The limited partnership interests in the Company being offered to Investors in this Offering.
Code	The Internal Revenue Code of 1986, as amended (i.e., the Federal tax code).
Collateral Agreements	A collection of agreements and instruments designed to secure obligations under a primary financing arrangement between a borrower and a lender.
Company	Energea Portfolio 3 Africa LP, a Delaware limited partnership, which is offering to sell Class A Investor Shares in this Offering.
Company Investments	Cash-on-hand investments generating returns, such as interest from savings accounts.
Construction Contract	Agreement to build the project using third-party services.
Customer	Offtaker of electricity and environmental commodities.
Deferred Fees	Fees postponed by the General Partner due to cash flow considerations, to be charged later at their discretion.
DERMS	Distributed Energy Resource Management Systems.
Development Company	A company focused on acquiring and/or developing solar power projects.
EAF	Energy Available Factor
Energea Global	Energea Global LLC, a Delaware limited liability company, which is owned by Michael Silvestrini and Chris Sattler and serves as the General Partner.

Energy Rate	The price per kWh
Estimated NOI	The Net Operating Income estimated to be produced by the Company.
Fees	Compensation paid to the General Partner.
FINRA	Financial Industry Regulatory Authority, Inc.
Form 1-U	SEC form used to report significant events or changes by companies under Regulation A.
General Partner	Energea Global LLC, a Delaware limited liability company.
GILTI	General Intangible Low-Tax Income, a federal U.S. tax on profits made by companies outside the United States.
HGR	Hecate Global Renewables
Holdco	A South African Limited Liability Company we created to own and operate the Projects, and a wholly owned subsidiary of the Company.
HSEC	Health, Safety, Environment and Community
Interconnection	Connection to the electrical grid.
Investment Agreements	Contracts signed to purchase or reinvest in Class A Investor Shares.
Investment Committee	A multi-disciplinary committee of experienced renewable energy executives of the General Partner which decides which Projects the Company will invest in.
Investor	Anyone who purchases Class A Investor Shares in this Offering.
Investor Shares	Combined Class A Investor Shares and Reg D Shares held by Limited Partners, voting as a single class.
IRR	Internal rate of return.
JOBS Act	The Jumpstart Our Business Startups Act of 2012
kWh	Kilowatt hour
Limited Partners	Owners of Class A Investor Shares
LP Agreement	The Company's Limited Partnership Agreement dated June 5, 2025.
Loan	Money lent from the Company to a Development Company.
Loan Agreement	A deal where the Lender provides funds to the Borrower up to a specified limit over a set period.
MTR	Minimum Technical Requirement
NAV	Net Asset Value
NOI	Net Operating Income
NPV	Net Present Value
OCGTs	Open-Cycle Gas Turbines
Offering	The offering of Class A Investor Shares to the public pursuant to this Offering Circular.
Offering Circular	The Offering Circular you are reading right now, which includes information about the Company and the Offering.
O&M	Operations and Maintenance
Partners	The General Partner and the Limited Partners, collectively.
Platform	The General Partner's website: www.energea.com
Portfolio 2	Energea Portfolio 2 LP

Portfolio 4	Energea Portfolio 4 USA LP
Portfolio 5	Energea Portfolio 5 LATAM LP
Purchase and Sale Agreement	Contract to buy Project rights from a developer.
Preferred Equity Investors	Holders of Class A and Reg D Shares entitled to cash distributions after expenses.
Preferred Return	A 7% per year preferred return to Preferred Equity Investors before the General Partner earns a Carried Interest.
Prior Offering	Energea Portfolio 3 Africa LP's initial offering qualified on August 2, 2021.
Project	A solar power product acquired or developed by the Company.
Project Maintenance Contract	When the Holdco hires a third party to perform the actual O&M services.
PQA	Post Qualification Amendment
Redemption Plan	The redemption plan whereby Investors may request redemption of their Class A Investor Shares following 60 days after purchase.
Redemption Price
The price at which Redemption Requests will be processed, based on the current price per Class A Investor Shares at the time the Redemption Request is made, reduced by the aggregate sum of distributions, if any, with record dates during the period between the Redemption Request date and the redemption date, and subject to a discount based on the time the Redemption Request is submitted.

Redemption Request	A request for redemption submitted through the Platform for up to $50,000 in Class A Investor Shares.
Reg D Investors	Accredited investors participating in Reg D Offerings.
Reg D Offerings	Private securities offerings under Rule 506(c), open only to accredited investors.
Reg D Shares	Shares issued in Reg D Offerings.
Regulations	Regulations issued under the Code by the Internal Revenue Service.
Regulation A	SEC exemption that allows companies to raise up to $75 million annually from the public with fewer disclosure requirements than a traditional IPO.
SARS	South African Revenue Service.
SEC	The U.S. Securities and Exchange Commission.
Securities Act	The Securities Act of 1933.
Shares	Ownership interest in the Company.
Site Access	The Company's legal right to enter a property to build and maintain a solar project.
Solar Lease	Contract where a customer rents a solar system and pays for its use.
Trust Agreement	A fiscal control structure where Energea Global sets up a trust to collect revenue from a Borrower and oversee the repayment process.
USD	The currency of the United States called dollars.
U.S. GAAP	United States Generally Accepted Accounting Principles.
U.S. Holder	A beneficial owner of Class A Investor Shares that is a U.S. citizen or resident, a U.S. corporation, a U.S. estate, or a U.S. trust as defined for federal income tax purposes.
VAT	Value-Added Tax
WHT	Withholding tax on interest
ZAR	South African rand (currency).

PART III - Exhibits

Index to Exhibits and Description of Exhibits

Exhibit No.	Description of Exhibit
2.1**
Certificate of Formation of the Company filed with the Delaware Secretary of State on March 11, 2021 (incorporated by reference to the copy thereof filed as Exhibit 1A-2A to the Company's Form 1-A filed January 4, 2024).

2.2**	Limited Liability Company Agreement of the Company dated March 12, 2021(incorporated by reference to the copy thereof filed as Exhibit 2.2 to the Company's Form 1-A filed May 3, 2024)
2.3**	Authorizing Resolution of the Company dated April 30, 2021 (incorporated by reference to the copy thereof filed as Exhibit 1A-2C to the Company's Form 1-A filed January 4, 2024).
2.4**	Certificate of Conversion from LLC to LP, filed June 5, 2025
2.5**	Limited Partnership Agreement of Energea Portfolio 3 Africa LP, dated June 5, 2025
2.6**	Authorizing Resolution of the Company dated June 5, 2025, as amended February 12, 2026
3.1**	Redemption Plan (incorporated by reference to the copy thereof filed as Exhibit 3.1 to the Company's Form 1-A filed April 2, 2024).
4.1**	Form of Investment Agreement (incorporated by reference to the copy thereof filed as Exhibit 1A-4 to the Company's Form 1-A filed January 4, 2024).
4.2**	Form of Investment Agreement (updated for LP structure)
4.3**	Form of Auto-Invest Agreement
4.4**	Form of Auto-Reinvestment Agreement
6.1**	Investor Services Agreement between the Company and Sun Exchange (incorporated by reference to the copy thereof filed as Exhibit 1A-6A to the Company's Form 1-A filed January 4, 2024).
6.2**	Cell Owner Agreement between the Company and The Sun Exchange (SA) Bewind Trust (incorporated by reference to the copy thereof filed as Exhibit 1A-6B to the Company's Form 1-A filed January 4, 2024).
11.1*	Consent of Independent Auditor (Whittlesey PC), dated March 7, 2026
11.2**	Consent of McCarter & English (included in Exhibit 12)
12.1**	Legal opinion of McCarter & English, LLP dated February 13, 2026

*Filed herewith
** Previously filed

Signatures

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Chester, State of Connecticut, on March 11, 2026.

Energea Portfolio 3 Africa LP

By: Energea Global LLC

By /s/ MICHAEL SILVESTRINI
Name: Michael Silvestrini
Title: Co-Founder and Managing Partner

This offering statement has been signed by the following person in the capacities and on the date indicated.

By /s/ MICHAEL SILVESTRINI
Name: Mike Silvestrini
Title: Co-Founder and Managing Partner of Energea Global LLC (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

Date: March 11, 2026